                                                                Exhibit 28.1

PROSPECTUS


MAY 1, 1994


                                ML NY ASSET ISM

                INDIVIDUAL MODIFIED GUARANTEED ANNUITY CONTRACT
                                   ISSUED BY

                     ML LIFE INSURANCE COMPANY OF NEW YORK

            Home Office: 717 Fifth Avenue; New York, New York 10022
                             Phone: (800) 333-6524

                                OFFERED THROUGH

               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

The contract described in this Prospectus (the "Contract") is issued by ML Life Insurance Company of New York ("ML of New York") and is designed to provide annuity payments in connection with retirement plans that may or may not qualify for special federal income tax treatment under the Internal Revenue Code. The Contract permits contract owners to make a single premium payment to be accumulated at a guaranteed rate or rates of interest depending upon the Guarantee Period or Periods selected by the contract owner. ML of New York may offer Guarantee Periods of from one to ten years. ML of New York reserves the right at any time to decrease or increase the number of Guarantee Periods offered. An individual considering an investment should check with his or her Financial Consultant to determine the availability of Guarantee Periods. At the end of any Guarantee Period the accumulated value may be reinvested for one or more new Guarantee Periods at the current interest rates then offered by ML of New York. A WITHDRAWAL MADE PRIOR TO THE END OF A GUARANTEE PERIOD WILL BE SUBJECT TO A MARKET VALUE ADJUSTMENT, WHICH COULD HAVE THE EFFECT OF EITHER INCREASING OR DECREASING THE CONTRACT OWNER'S ACCOUNT VALUES.

                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                               TABLE OF CONTENTS


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
DEFINITIONS............................................................................     3
CAPSULE SUMMARY OF THE CONTRACT........................................................     5
ML LIFE INSURANCE COMPANY OF NEW YORK..................................................     8
DESCRIPTION OF THE CONTRACT............................................................     8
     A.  GENERAL.......................................................................     8
     B.  PREMIUMS......................................................................     8
     C.  SELECTING THE GUARANTEE PERIOD................................................     8
     D.  SUBACCOUNT AND ACCOUNT VALUES.................................................     9
     E.  SUBACCOUNT TRANSFERS..........................................................     9
     F.  FIXING NEW GUARANTEED INTEREST RATES..........................................    10
     G.  WITHDRAWALS...................................................................    10
     H.  MARKET VALUE ADJUSTMENT.......................................................    11
     I.  WITHDRAWAL CHARGE.............................................................    12
     J.  PAYMENT ON DEATH..............................................................    13
     K.  ANNUITY PROVISIONS............................................................    14
     L.  OTHER PROVISIONS..............................................................    16
DISTRIBUTION OF THE CONTRACTS..........................................................    17
FEDERAL TAX CONSIDERATIONS.............................................................    18
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 PROVISIONS.............................    22
MORE INFORMATION ABOUT ML LIFE INSURANCE COMPANY OF NEW YORK...........................    23
     A.  HISTORY AND BUSINESS..........................................................    23
     B.  SELECTED FINANCIAL DATA.......................................................    24
     C.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
         OPERATIONS....................................................................    24
     D.  REINSURANCE...................................................................    29
     E.  CONTRACT OWNER ACCOUNT BALANCES...............................................    29
     F.  INVESTMENTS...................................................................    29
     G.  COMPETITION...................................................................    29
     H.  CERTAIN AGREEMENTS............................................................    30
     I.  EMPLOYEES.....................................................................    30
     J.  PROPERTIES....................................................................    31
     K.  STATE REGULATION..............................................................    31
DIRECTORS AND EXECUTIVE OFFICERS.......................................................    32
EXECUTIVE COMPENSATION.................................................................    33
LEGAL PROCEEDINGS......................................................................    36
LEGAL MATTERS..........................................................................    36
EXPERTS................................................................................    36
REGISTRATION STATEMENT.................................................................    36
FINANCIAL STATEMENTS OF ML LIFE INSURANCE COMPANY OF NEW YORK..........................    37
APPENDIX...............................................................................   A-1


                            ------------------------

No person has been authorized to give any information or to make any representation other than that contained in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer of, or solicitation of an offer to acquire, any Contracts thereunder offered by this Prospectus in any jurisdiction to anyone to whom it is unlawful to make such an offer or solicitation in such jurisdiction.

                                  DEFINITIONS

account value: The sum of all subaccount values.

annuitant: The person on whose continuation of life annuity payments may depend.

annuitant's beneficiary: The person to whom payment is to be made upon the death of the annuitant.

annuity: A series of predetermined periodic payments.

annuity date: The date shown in the Contract on which payment of an annuity under the Contract will commence.

beneficiary: The person to whom payment is to be made on the death of the contract owner or annuitant. There may be both a contract owner's beneficiary and an annuitant's beneficiary if the owner is not an annuitant.

co-annuitant: If two persons are named as annuitants in the Contract, each is a co-annuitant. In that case, "annuitant" means the co-annuitants, and death of the annuitant refers to the death of the last co-annuitant.

Contract: The Contract described in and offered by this Prospectus.

contract anniversary: Each anniversary of the contract date.

contract date: The date on which a Contract is issued.

contract owner: The person to whom a Contract is issued.

contracts owner's beneficiary: A natural person to whom ownership of the Contract passes upon the contract owner's death and to whom payment is to be made on the death of the contract owner.

contract year: The year starting on the contract date or a contract anniversary and ending on the day immediately prior to the next contract anniversary.

Guarantee Period: The period of years for which a rate of interest is guaranteed to be credited to a subaccount.

Market Value Adjustment: A positive or negative adjustment made to subaccount value. It is applied on withdrawal of all or part of the subaccount value prior to the end of the Guarantee Period. If the annuity date is prior to the end of a Guarantee Period, the Market Value Adjustment is also applied at the annuity date, except under certain circumstances. In addition, a Market Value Adjustment is applied in the event of payment on the death of the contract owner or annuitant prior to the annuity date unless the combined Market Value Adjustments of all affected subaccounts would reduce the contract owner's account value. (See "Market Value Adjustment" on page 11.)

Maximum Guarantee Period Option: An option to have subaccount values automatically transferred to a subaccount with a Guarantee Period equal to the longest Guarantee Period then offered by ML of New York which (i) does not exceed the length of the contract owner's longest Guarantee Period immediately prior to transfer and (ii) ends on or prior to the annuity date. If the contract owner's annuity date is less than one year from the date of transfer, the subaccount value will be transferred to a subaccount with a one year Guarantee Period.

Maximum Surrender Factors: Factors used in limiting the withdrawal charge. Maximum Surrender Factors are: 10% in contract year 1; 9% in contract year 2; 8% in contract year 3; 7% in contract year 4; 6% in contract year 5; 5% in contract year 6; 4% in contract year 7; 3% in contract year 8; 2% in contract year 9; 1% in contract year 10; and 0% in contract years 11 and later.

net account value: The sum of all net subaccount values.

net subaccount value: The subaccount value after adjustment for any Market Value Adjustment and withdrawal charge applied in connection with a full withdrawal, annuitization or the payment of death benefits upon the death of the contract owner or annuitant prior to the annuity date.

nonqualified contract: A Contract issued in connection with a nonqualified plan.

nonqualified plan: A retirement plan other than a qualified plan.

qualified contract: A Contract issued in connection with a qualified plan.

qualified plan: A retirement plan that receives favorable tax treatment under
Section 401, 403, 404, 408, 457 or any similar provision of the Internal Revenue Code.

Renewal Date: The contract anniversary corresponding to the end of the Guarantee Period of a subaccount.

subaccount: An account maintained under a Contract corresponding to a specified interest rate and Guarantee Period selected by the contract owner.

subaccount value: An amount equal to that part of a single premium allocated by the contract owner to a subaccount, or any reinvestment in a subaccount, plus credited interest, as adjusted for any prior withdrawals and any prior Market Value Adjustments and withdrawal charges.

withdrawal charge: A charge deducted from subaccount value upon a withdrawal made prior to the end of a Guarantee Period.

                        CAPSULE SUMMARY OF THE CONTRACT

THE CONTRACT

This Prospectus describes an individual modified guaranteed annuity contract (the "Contract") issued by ML of New York. The Contract may be purchased by or on behalf of any person acceptable to ML of New York (each, a "contract owner"). The Contract sets forth the contract owner's rights and benefits thereunder. Values and benefits provided under the Contract, including annuity payments, are funded by the general assets of ML of New York.

The Contract may be issued pursuant to nonqualified retirement plans or plans qualifying for special tax treatment as "H.R. 10" plans, Individual Retirement Annuities or Accounts, corporate pension and profit-sharing plans or Section 457 deferred compensation ("Section 457") plans.

APPLICATION AND PREMIUMS

The applicant must complete and return a Contract application to ML of New York's Home Office. ML of New York reserves the right to reject any application. The Contract permits the payment of a single premium. The minimum single premium is $5,000.

THE SUBACCOUNTS

One or more subaccounts are maintained under the Contract. The minimum amount which may be allocated to a subaccount is $5,000. A subaccount with a specified Renewal Date is established for each specified interest rate and Guarantee Period selected by the contract owner. A Guarantee Period is the period of years for which a rate of interest is guaranteed. ML of New York may offer Guarantee Periods of from one to ten years. ML of New York reserves the right at any time to decrease or increase the number of guarantee periods offered, but no Guarantee Period will exceed ten years. An individual considering an investment should check with his or her Financial Consultant to determine the availability of Guarantee Periods.

On a subaccount's Renewal Date, a contract owner's subaccount value for that Guarantee Period will be transferred to one or more subaccounts designated by the contract owner. If ML of New York does not receive notice from the contract owner designating the subaccounts to which the subaccount value is to be transferred, the subaccount value will be transferred automatically to a subaccount with a one-year Guarantee Period unless the Maximum Guarantee Period Option is chosen. If the Maximum Guarantee Period Option has been chosen, the subaccount value will be transferred to a new subaccount with a Guarantee Period equal to the longest Guarantee Period then offered by ML of New York which (i) does not exceed the length of the contract owner's longest Guarantee Period immediately prior to transfer and (ii) ends on or prior to the annuity date.

CHARGES


ML of New York makes no deductions from each single premium. Except for the Market Value Adjustment described below, the only charge made is a withdrawal charge in the event all or part of a net subaccount value is withdrawn. The withdrawal charge is equal to six months of interest on the amount withdrawn based on the guaranteed interest rate of the subaccount from which the withdrawal is made. In no event, however, will the withdrawal charge during the first contract year exceed 10% of the amount withdrawn, declining by one percentage point during each contract year thereafter. No withdrawal charge is imposed in connection with withdrawals made after the end of the tenth contract year. In addition, no charge is made for a withdrawal from a subaccount at the Renewal Date if ML of New York receives written notice of the withdrawal from the contract owner within 30 days prior to the Renewal Date. Also, no withdrawal charge is imposed in the event of payment upon the death of a contract owner or annuitant or upon the commencement of annuity payments. Premium taxes, if any, will be deducted from the net account value at the annuity date.

MARKET VALUE ADJUSTMENT

A Market Value Adjustment is applied to any withdrawal from a subaccount prior to its Renewal Date. It will also be applied at the annuity date with respect to any subaccount with an annuity date which is prior to the Renewal Date, unless
(i) the combined Market Value Adjustments of all affected subaccounts would reduce the contract owner's account value and (ii) annuity payments will be made for at least ten years or a life contingency or life expectancy annuity option has been chosen. In addition, a Market Value Adjustment will be applied in the event of payment upon the death of the contract owner or annuitant prior to the annuity date unless the combined effect of the Market Value Adjustments of all affected subaccounts would reduce the account value. The amount of the Market Value Adjustment is determined in accordance with the formula set forth on page 12 and may be positive or negative.

ANNUITY PAYMENTS

Annuity payments will start on the annuity date. The contract owner selects the annuity date and an annuity payment option in the application. The contract owner may select a different annuity date or annuity payment option later.

On the annuity date, the net account value, less any applicable premium taxes, is multiplied by ML of New York's then current annuity purchase rates to determine the amount of each annuity payment. The net account value is the sum of all net subaccount values. In determining the net account value, a Market Value Adjustment may be applied. If the net account value on the annuity date is less than $2,000, ML of New York may pay the net account value in a lump sum in lieu of annuity payments. For tax consequences of a lump sum payment, see "Federal Tax Considerations--Partial Withdrawals and Surrenders" on page 19. If any annuity payment would be less than $20, ML of New York may change the frequency of payments to intervals that will result in payments of at least $20.

PAYMENT ON DEATH

If either the contract owner or the annuitant (if other than the owner) dies prior to the annuity date, ML of New York will pay to the contract owner's beneficiary or annuitant's beneficiary, as applicable, the greater of the account value or the net account value on the date of death plus interest until the date of payment at an annual rate determined by ML of New York from time to time. In determining the net account value, no withdrawal charge will be applied.

If the contract owner dies after the annuity date, any amounts remaining unpaid will be paid to the contract owner's beneficiary pursuant to the same method of distribution in force at the date of death. If the annuitant dies after the annuity date, the annuitant's beneficiary may choose either to have any guaranteed amounts remaining unpaid continue to be paid for the amount or period guaranteed or to receive the present value of the remaining guaranteed payments in a lump sum.

WITHDRAWALS

The contract owner may withdraw all or part of the net account value prior to the earlier of the annuity date or the death of the annuitant. For partial withdrawals, the amount withdrawn must be at least $500, the remaining subaccount value, after adjustment for any Market Value Adjustment and withdrawal charge, must be at least $1,000, and the remaining account value must be at least $5,000. Withdrawals from qualified plans may be restricted. (See "Qualified Plans" on page 21.) Withdrawals may have federal income tax consequences, including a 10% penalty tax on the amount withdrawn. (See "Federal Tax Considerations" on page 18.)

REPORTS TO CONTRACT OWNERS

At least once each year prior to the annuity date, contract owners will be sent a report outlining the owner's account value, subaccount values, Guarantee Periods, withdrawal charges and Market Value Adjustments, if any, applied during the year. The report will not include financial statements.

FREE LOOK RIGHT


When the contract owner receives the Contract, it should be reviewed carefully to make sure it is what the contract owner intended to purchase. Generally, within ten days after the contract owner receives the Contract, he or she may return it for a refund. Some states allow a longer period of time to return the Contract. The Contract must be delivered to ML of New York's Home Office or to the Financial Consultant who sold it for a refund to be made. ML of New York will then refund to the contract owner all premiums paid into the Contract. The Contract will then be deemed void from the beginning.

                     ML LIFE INSURANCE COMPANY OF NEW YORK

ML Life Insurance Company of New York ("ML of New York") is a stock life insurance company organized under the laws of the state of New York in 1973. ML of New York is an indirect wholly owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), a corporation whose common stock is traded on the New York Stock Exchange.

ML of New York's Home Office address and phone number are 717 Fifth Avenue, New York, New York 10022, (800) 333-6524.

All communications concerning the Contract should be addressed to ML of New York's Home Office.

                          DESCRIPTION OF THE CONTRACT

A.  GENERAL

The Contract is an individual contract which may be issued to any applicant acceptable to ML of New York. The Contract may be issued in connection with either qualified or nonqualified plans. Qualified plans include "H.R. 10" plans, Individual Retirement Annuities or Accounts, corporate pension and profit-sharing plans and Section 457 deferred compensation plans.

Any applicant may purchase a Contract by completing an application and forwarding payment of the single premium to ML of New York's Home Office. The application is subject to ML of New York's acceptance. The rights and benefits of a contract owner are set forth in the Contract. Provisions of any qualified plan in connection with which the Contract is issued, however, may restrict a person's eligibility to own the Contract, the minimum or maximum amount of the single premium, and the owner's ability to exercise the rights and/or receive the benefits provided under the Contract.

B.  PREMIUMS

A Contract will be issued in consideration for the single premium paid by the contract owner. The single premium must be at least $5,000. If the amount of the single premium is more than $500,000, ML of New York reserves the right to limit the amount of the premium. The premium will be allocated to one or more subaccounts as selected by the contract owner. The minimum allocation to a subaccount is $5,000. ML of New York will confirm its receipt of the payment and the subaccounts established for each contract owner.

The Contract does not permit the payment of additional premiums. An application for a separate Contract must accompany each single premium.

C.  SELECTING THE GUARANTEE PERIOD

The contract owner may select one or more Guarantee Periods for the single premium or portion thereof. ML of New York may offer Guarantee Periods of from one to ten years. ML of New York reserves the right at any time to decrease or increase the number of Guarantee Periods offered, but no Guarantee Period offered will exceed ten years. An individual considering an investment should check with his or her Financial Consultant to determine the availability of Guarantee Periods. ML of New York will establish a subaccount corresponding to each guaranteed interest rate and Guarantee Period selected. Once a Guarantee Period has been selected, it cannot be changed. Each subaccount will have a Renewal Date corresponding to the end of the applicable Guarantee Period. The contract owner may not transfer amounts from one subaccount to another prior to the end of a Guarantee Period. The contract owner may, however, withdraw amounts from a subaccount, subject to the restrictions described below and a Market Value Adjustment and withdrawal charge. (See "Market Value Adjustment" on page 11 and "Withdrawal Charge" on page 12.) Withdrawals may have federal income tax consequences, including a 10% penalty on amounts withdrawn. (See "Federal Tax Considerations" on page 18.)

D.  SUBACCOUNT AND ACCOUNT VALUES

A contract owner's account value is the sum of all of his or her subaccount values. Each subaccount value is equal to the amount the contract owner allocated to the subaccount (as part of the single premium or as part of the reinvestment of subaccount value at the end of a Guarantee Period), plus the interest credited thereto at the guaranteed rate, as adjusted for any prior withdrawals, Market Value Adjustments or withdrawal charges. ML of New York offers a guaranteed interest rate for each subaccount. The contract owner is credited with the guaranteed interest rate in effect on the date ML of New York receives his or her premium or reinvestment. The guaranteed interest rate will be credited to the subaccount daily (except on a February 29th) to yield the quoted guaranteed interest rate. Interest will be compounded annually on each contract anniversary.

E.  SUBACCOUNT TRANSFERS

At the end of a subaccount's Guarantee Period, the contract owner may transfer amounts in that subaccount to one or more new subaccounts with new Guarantee Periods of any length then offered by ML of New York. Interest rates for the subaccounts to which transfers are made are guaranteed to be the same as the initial guaranteed interest rates being offered at the time of transfer on new Contracts. In the event that no such guaranteed interest rate is available, the guaranteed interest rate will be determined in the manner described in "Alternative Guaranteed Interest Rate" on page 16. Transfers may not be made other than at the end of the applicable Guarantee Period.


ML of New York will notify the contract owner of his or her right to transfer amounts to new subaccounts at least 30 days prior to the end of the Guarantee Period. Prior to the end of the Guarantee Period the contract owner may advise ML of New York of the new subaccounts to which the subaccount value is to be transferred. The minimum amount that can be transferred to any one subaccount is the lesser of (i) $5,000 or (ii) the total subaccount value at the time of transfer. No withdrawal charge or Market Value Adjustment is applied in connection with such transfers. If timely instructions are not received, ML of New York will transfer the subaccount value to a new subaccount with a one year Guarantee Period, unless the Maximum Guarantee Period Option has been chosen by the contract owner. Subject to contractual and federal tax restrictions, the contract owner may change his annuity date so that the Guarantee Period of the new subaccount will end on or prior to the annuity date. (See "Annuity Provisions--Change of Annuity Date or Annuity Option" on page 15.)



The Maximum Guarantee Period Option may be selected at any time prior to the end of a Guarantee Period. If it has been chosen, at the end of a subaccount's Guarantee Period the subaccount value will be transferred to a new subaccount with a Guarantee Period equal to the longest Guarantee Period then offered by ML of New York which (i) does not exceed the length of the contract owner's longest Guarantee Period immediately prior to transfer and (ii) ends on or prior to the contract owner's annuity date. Under this option, if the subaccount value cannot be transferred to the longest Guarantee Period in which the contract owner's account value is invested immediately prior to transfer because the Renewal Date of that subaccount would occur after the contract owner's annuity date, the subaccount value will be transferred to a subaccount with the next longest Guarantee Period then offered by ML of New York with a Renewal Date on or prior to the contract owner's annuity date. For example, assume that the Maximum Guarantee Period Option is chosen, that a transfer occurs on March 1, 1995, that the contract owner's annuity date is on August 1, 2000, and that the longest Guarantee Period in which the contract owner's account value is invested is five years. If ML of New York is then offering a five year Guarantee Period, the subaccount value will be transferred to a subaccount with a five year Guarantee Period, since the Renewal Date of that Guarantee Period will end prior to August 1, 2000. If, however, the longest Guarantee Period in which the contact owner's account value is invested is six years or more, the subaccount value will be transferred to a subaccount with a five year Guarantee Period (or, if ML of New York is not then offering a five year Guarantee Period, the longest Guarantee Period of less than five years then offered by ML of New York) since a subaccount with a Guarantee Period of six years would end after August 1, 2000. If the contract owner's annuity date is less than one year from the date of transfer, ML of New York will transfer the subaccount value to a subaccount with a one year Guarantee Period.

F.  FIXING GUARANTEED INTEREST RATES

ML of New York does not have a specific formula for establishing the guaranteed interest rates for the different Guarantee Periods. The determination made will be influenced by, but not necessarily correspond to, interest rates available on fixed income investments which ML of New York may acquire with the amounts it receives as premiums under the Contracts. These amounts will be invested primarily in investment-grade fixed income securities including: securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government; debt securities that have an investment grade, at the time of purchase, within the four highest grades assigned by Moody's Investor Services, Inc. (Aaa, Aa, A or
Baa), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service; mortgage-backed securities collateralized by real estate mortgage loans, or securities collateralized by other assets, that are insured or guaranteed by the Federal Home Loan Mortgage Association, the Federal National Mortgage Association or the Government National Mortgage Association, or that have an investment grade at the time of purchase within the four highest grades described above; other debt investments; commercial paper; and cash or cash equivalents. Contract owners will have no direct or indirect interest in these investments. ML of New York will also consider other factors in determining the guaranteed rates, including regulatory and tax requirements, sales commissions and administrative expenses borne by ML of New York, general economic trends and competitive factors. ML OF NEW YORK'S MANAGEMENT WILL MAKE THE FINAL DETERMINATION OF THE GUARANTEED RATES IT DECLARES. ML OF NEW YORK CANNOT PREDICT OR GUARANTEE THE LEVEL OF FUTURE INTEREST RATES. However, no subaccount will ever have a guaranteed interest rate of less than 4% per year.

G.  WITHDRAWALS

Subject to certain conditions, a contract owner may withdraw all or part of his or her net account value or net subaccount value prior to the earlier of the annuity date or death of the annuitant upon written notice received at ML of New York's Home Office before the annuity date. Withdrawals may have federal income tax consequences, including a 10% penalty tax. (See "Federal Tax Considerations" on page 18.) For full withdrawal, the withdrawal notice must be accompanied by the Contract. Under qualified plans, withdrawals may be permitted only in circumstances specified in the plan, the consent of the contract owner's spouse may be required, and under certain Section 401 plans withdrawals attributable to contributions made pursuant to a salary reduction agreement may be made only after the contract owner reaches age 59 1/2 and in other limited circumstances. (See "Qualified Plans" on page 21.)

Partial withdrawals must be at least $500, and the net subaccount value remaining after the withdrawal must be at least $1,000, unless the entire subaccount value is withdrawn. The remaining account value must be at least $5,000. Otherwise, the partial withdrawal will not be permitted. The contract owner must specify the subaccounts from which the withdrawal is to be made. If two or more subaccounts from which the withdrawal is to be made have the same Guarantee Period, the contract owner must first withdraw from the subaccount with the shortest period of time remaining in its Guarantee Period until that subaccount has been depleted.

The amount of the withdrawal will be paid to the contract owner, and any Market Value Adjustment will be made to, and any withdrawal charge will be deducted from, the subaccounts from which the withdrawal is made. Immediately after a partial withdrawal, the subaccount value will equal the subaccount value prior to the withdrawal, plus or minus any applicable Market Value Adjustment, minus any applicable withdrawal charge, and minus the amount withdrawn. In the case of a request to withdraw the entire amount from a subaccount, the contract owner receives the net subaccount value (which reflects any adjustments to the subaccount value for the withdrawal charge and Market Value Adjustment applied in connection with such withdrawal). Upon such full withdrawal, the subaccount value is reduced by the amount withdrawn as well as any applicable withdrawal charge, and the Market Value Adjustment is applied, thereby reducing the subaccount value to zero. (See "Market Value Adjustment" on page 11 and "Withdrawal Charge" on page 12.) The tables which appear in the Appendix illustrate the effect of a full withdrawal from a subaccount on the subaccount value.

ML of New York will send the contract owner a notice at least 45 days, but not more than 75 days, prior to the Renewal Date of a subaccount. This notice will inform the contract owner that he or she must notify ML of New York in writing within 30 days prior to the Renewal Date if the owner intends to make a withdrawal from the subaccount without application of a Market Value Adjustment or withdrawal charge on the Renewal Date.

H.  MARKET VALUE ADJUSTMENT

The Contract provides for the imposition of a Market Value Adjustment, determined by application of the formula described below, in three circumstances. First, whenever a contract owner makes a withdrawal from a subaccount, other than one made at, and for which ML of New York has received written notice prior to, the end of such subaccount's Guarantee Period, a Market Value Adjustment will be made.

Second, a Market Value Adjustment will be applied at the annuity date with respect to any subaccount having a Guarantee Period not ending on or prior to the annuity date, except that no Market Value Adjustment will be made if (i) the combined Market Value Adjustments of all affected subaccounts would reduce the contract owner's account value and (ii) annuity payments will be made for at least ten years or a life contingency or life expectancy annuity option has been chosen. Thus, if at the annuity date a Market Value Adjustment, when applied to all subaccounts, would increase the contract owner's account value, it will be made with the result that the amount of the annuity payments payable to the contract owner will be increased. If the Market Value Adjustment would reduce the contract owner's account value, it will be made only if the contract owner elects an annuity option providing for payments of less than ten years and not involving a life contingency or life expectancy.

Third, a Market Value Adjustment is applied in the event of payment upon the death of the contract owner or the annuitant prior to the annuity date unless the combined Market Value Adjustments of all affected subaccounts would reduce the contract owner's account value.

Because of the Market Value Adjustment provision of the Contract, the contract owner bears the investment risk that the guaranteed interest rates offered by ML of New York at the time the contract owner makes a withdrawal from a subaccount or starts receiving annuity payments may be higher than the guaranteed interest rate of the subaccount to which the Market Value Adjustment is applied, with the result that the contract owner's subaccount value may be substantially reduced.

The Market Value Adjustment will depend on the remaining time in the Guarantee Period of the subaccount from which the withdrawal is made or to which the adjustment is being applied and on the relationship between the guaranteed interest rate of the subaccount from which the withdrawal or payment, as applicable, is made to the current guaranteed interest rates offered at the time the Market Value Adjustment is applied. The Appendix contains tables which illustrate the application of the Market Value Adjustment in the context of full withdrawals from a hypothetical subaccount. The Market Value Adjustment may result in either an increase or decrease in subaccount value, depending on the relationship of (1) the current guaranteed interest rate for a period equal to the time remaining in the subaccount, which rate is interpolated from the rates currently offered by ML of New York for subaccounts with Guarantee Periods closest to such period, to (2) the guaranteed interest rate for the subaccount. If the current guaranteed interest rate of (1) above is lower than the guaranteed rate of (2), application of the Market Value Adjustment will result in an increase in subaccount value; if (1) is higher than (2), application of the Market Value Adjustment will result in a decrease in subaccount value. If the adjustment is positive, the additional amount will be credited to the subaccount. If negative, the amount of the adjustment will be deducted from the subaccount value and will be retained by ML of New York for its own benefit.

The amount of the Market Value Adjustment is based on the relationship of the current guaranteed interest rates offered at the time the Market Value Adjustment is applied to the guaranteed interest rate credited to the subaccount from which the withdrawal or payment, as applicable, is made. If the remaining period of time in the Guarantee Period is a whole number of years, ML of New York uses the guaranteed interest rate currently offered by it for a Guarantee Period equal to the number of remaining years. If the remaining period of time in the Guarantee Period is not a whole number of years, the interest rate is derived from the guaranteed interest rates currently offered for the Guarantee Periods nearest the remaining period of time.

This derivation is by straight line interpolation, except where the remaining period of time is less than one year, in which case ML of New York uses the current guaranteed rate for a Guarantee Period of one year. For example, if the remaining period is 5.75 years, the interpolated guaranteed interest rate will be equal to the sum of one-fourth of the five year rate and three-fourths of the six year rate. If the five year rate were 4.6% and the six year rate were 4.8%, the interpolated rate would be 4.75% (4.6% times .25 plus 4.8% times .75).

The Market Value Adjustment is determined from the following formula:

                                     1 + B
                      A  X  { 1- (  --------  ) n/365 }
                                     1 + C

where "A" is (i) the amount withdrawn from the subaccount, in the case of a partial withdrawal, or (ii) the net subaccount value, in the case of (a) a full withdrawal from a subaccount, (b) a payment made due to the death of the contract owner or annuitant prior to the annuity date or (c) annuitization; "B" is the current guaranteed interest rate that ML of New York is offering for a subaccount with a Guaranteed Period of a duration of years equal to "n"/365 or that is interpolated for "n"/365 based on the guaranteed interest rates offered for subaccounts nearest "n"/365; "C" is the guaranteed interest rate for the subaccount; and "n" is the remaining number of days in the Guarantee Period of the subaccount from which the withdrawal is made or to which the adjustment is applied. In the event that no current guaranteed interest rate is then being offered, "B" will be determined as described in "Alternative Guaranteed Interest Rate" on page 16.


For example, assume that a withdrawal of $20,000 is made from a subaccount with 2,099 days (5.75 years) remaining in the Guarantee Period and a guaranteed interest rate of 4.5%. Assume also that the current guaranteed interest rates for Guarantee Periods of 5 and 6 years are 4.6% and 4.8%, respectively. "B" is equal to 4.75%, the sum of 4.8% times .75 and 4.6% times .25. To calculate the Market Value Adjustment, ML of New York divides the sum of 1.00 and "B," 1.0475, by the sum of 1.00 and the guaranteed interest rate for the affected subaccount,
1.045. The resulting figure, 1.0023923, is then taken to the "n"/365 power, or
5.75 (2,099/365), which is 1.0138341. 1.0138341 is subtracted from 1.00 and the resulting figure, -.0138344, is multiplied by the amount of the withdrawal, $20,000, to give -$276.69. Since this figure is a negative number, it is subtracted from the remaining subaccount value, together with any applicable withdrawal charge. If "B" had been 4.25%, instead of 4.75%, the Market Value Adjustment would have been +$273.56, which amount would have been added to the remaining subaccount value.


The greater the difference in interest rates, the greater the effect of the Market Value Adjustment. If in the above example "B" had been 7%, 8% and 9%, the Market Value Adjustment would have been -$2,912.27, -$4,171.18, and -$5,486.70, respectively. The Market Value Adjustment is also affected by the remaining period in the Guarantee Period of the subaccount from which the withdrawal is made, which is "n" in the formula. Thus, if in the first example above "n"/365 were 2.5 or 1.5, the Market Value Adjustment would have been -$119.83 or
- -$71.81, respectively. Tables showing the impact of the Market Value Adjustment and withdrawal charge on hypothetical contracts are set forth in the Appendix.

I.  WITHDRAWAL CHARGE

A withdrawal charge is imposed if the contract owner makes a withdrawal from a subaccount other than at the Renewal Date of a subaccount where prior written notice is received at ML of New York's Home Office. Subject to the maximum charges described below, the withdrawal charge is equal to one-half of the guaranteed interest rate, based on the guaranteed interest rate of the subaccount from which the withdrawal is made, multiplied by the amount withdrawn. If a withdrawal results in distribution of the full net subaccount value, the withdrawal charge is based on the net subaccount value and reflected in the net subaccount value. Thus, if the guaranteed interest rate is 5% per year, the withdrawal charge will be 2.5% of the amount withdrawn. In no event, however, will the amount of the withdrawal charge assessed in connection with a withdrawal made in a contract year exceed the product of the amount withdrawn and the applicable Maximum Surrender Factor, as set forth below:

    CONTRACT YEAR                                                            FACTOR
    -------------                                                            ------
          1................................................................    10%
          2................................................................     9%
          3................................................................     8%
          4................................................................     7%
          5................................................................     6%
          6................................................................     5%
          7................................................................     4%
          8................................................................     3%
          9................................................................     2%
          10...............................................................     1%
          11 and later.....................................................     0%

In the case of a full withdrawal, the withdrawal charge is reflected in the net subaccount value distributed to the contract owner. In the case of a partial withdrawal, the withdrawal charge will be deducted from the remaining subaccount value of the subaccounts from which the withdrawal is made.

Withdrawal charges do not apply to annuity payments, any payment made due to the death of the annuitant or contract owner or any withdrawal made from a subaccount on its Renewal Date if ML of New York receives written notice of the withdrawal at its Home Office within 30 days prior to the Renewal Date.

The application of the withdrawal charge may be illustrated by the following example. Assume a partial withdrawal of $7,000 made from two subaccounts, one with a Guarantee Period of five years and a guaranteed interest rate of 4.5%, the other with a Guarantee Period of three years and a guaranteed interest rate of 4%, and each having a subaccount Value of $5,000. Assume further that the contract owner directs that the partial withdrawal should be taken from the subaccount having the five year Guarantee Period to the maximum extent possible and the remainder taken from the subaccount having the three year Guarantee Period. Assume also that the Market Value Adjustment applied to the five year Guarantee Period operates to reduce its value by 22.75% and that the adjustment applied to the three year Guarantee Period operates to reduce its value by 17%. The maximum withdrawal that can be taken from the subaccount with the five year Guarantee Period is $4,000, since the Market Value Adjustment applied to the $4,000 withdrawal reduces the subaccount value by $910 (22.75% of $4,000) and the withdrawal charge of $90 (4.5% divided by 2, times $4,000) exhausts the remaining subaccount value. The remaining portion of the requested withdrawal, $3,000, is deducted from the subaccount with the three year Guarantee Period. Also deducted from that subaccount are the Market Value Adjustment applicable to the $3,000 withdrawal, $510 (17% of $3,000), and the withdrawal charge, $60 (4% divided by 2 times $3,000), resulting in a remaining subaccount value of $1,430. If, however, a $3,000 withdrawal were made in the tenth contract year, the applicable Maximum Surrender Factor (1%) would be less than one-half of the guaranteed interest rate (4% divided by 2, or 2%). The withdrawal charge, therefore, would be $30 (1% of $3,000).

J.  PAYMENT ON DEATH


Death Prior to the Annuity Date. Subject to the rights of a contract owner's surviving spouse in certain circumstances (described below), if the contract owner or the annuitant (under a Contract where the owner is not an annuitant) dies prior to the annuity date, ML of New York will pay to the contract owner's beneficiary or the annuitant's beneficiary, as applicable, the greater of the account value or the net account value on the date of death (the "death benefit"). Interest will be credited on that value from the date of death until the date of payment at a rate determined by ML of New York in its discretion. If the contract owner designates a co-annuitant, the death of the annuitant occurs when both annuitants are deceased. In determining the net account value, no withdrawal charge will be applied. Payment will be made upon receipt by ML of New York of proof of the death of the contract owner or annuitant, as applicable, and, subject to the special rules applicable to any contract owner's death (discussed below), will be made in a lump sum unless an annuity option is chosen.

In the event of a contract owner's death, the death benefit generally must be distributed within five years of the death of the contract owner. The contract owner's beneficiary may, however, elect to receive the death benefit pursuant to a payment option under which payments commence within one year of the contract owner's death and which does not extend beyond the life expectancy of the beneficiary. In addition, if the surviving spouse of a deceased contract owner is the contract owner's beneficiary, such spouse may choose to become the contract owner and to continue the Contract in force on the same terms as before the contract owner's death, in which event no death benefit is paid upon the death of the deceased contract owner, and the spouse thereafter shall be the annuitant. If the Contract names more than one contract owner, the death of the contract owner will be deemed to occur when the first contract owner dies.

If the contract owner is not the annuitant, the contract owner may irrevocably elect, prior to the annuitant's death and prior to the annuity date, to continue the Contract in force in the event of the annuitant's death prior to the annuity date on the same terms as before the annuitant's death. If the contract owner makes this election, no death benefit is paid upon the death of the annuitant, and the person designated by the contract owner at the time of the election shall become the annuitant upon the death of the original annuitant prior to the annuity date. This option is available only if the contract owner is a natural person or the Contract is issued in connection with a plan entitled to special tax treatment under Sections 401 or 408 of the Internal Revenue Code.

If a beneficiary does not survive the contract owner or annuitant, as applicable, the estate or heirs of the beneficiary have no rights under the Contract. If no beneficiary survives the contract owner or annuitant, payment will be made to the owner, if living, and if the contract owner is not living, to the owner's estate.

If the contract owner is not an individual, the primary annuitant as determined in accordance with Section 72(s) of the Internal Revenue Code (i.e., the individual the events in the life of whom are of primary importance in affecting the timing or amount of distributions under the Contract) will be treated as the contract owner for purposes of these distribution requirements, and any change in the primary annuitant will be treated as the death of the contract owner.

Death After the Annuity Date. If the contract owner dies after the annuity date, any amounts remaining unpaid will be paid at least as rapidly as under the same method of distribution in force at the date of death. If the annuitant dies after the annuity date, the annuitant's beneficiary may choose either to have any guaranteed amounts remaining unpaid continue to be paid for the amount or period guaranteed or to receive the present value of the remaining guaranteed payments in a lump sum. (See "Annuity Provisions" below.) The present value will be determined using the interest rate on which annuity payments were determined, and will be less than the sum of the remaining guaranteed payments. If the annuitant's beneficiary dies while guaranteed amounts remain unpaid, the present value of the remaining payments will be paid in a lump sum to the beneficiary's estate.

K.  ANNUITY PROVISIONS

General. Annuity payments will be paid to the contract owner and will commence on the annuity date. The contract owner may or may not be the annuitant. The contract owner designates the annuitant in the Contract application, and may change the annuitant upon written notice to ML of New York. The contract owner may also designate a co-annuitant, in which case the death of the annuitant is deemed to occur when both co-annuitants are deceased.


The amount of monthly annuity payments, other than payments made pursuant to the qualified plan option, will be determined by applying the net account value at the annuity date, less any premium taxes, to the annuity option chosen, using ML of New York's then current annuity rates. Those rates are guaranteed to be no less favorable than the minimum guaranteed annuity rates shown in the annuity tables contained in the Contract. No premium taxes are currently imposed by the State of New York, but ML of New York cannot guarantee that such taxes will not be assessed in the future. In determining the net account value, a Market

Value Adjustment will be applied to any subaccount if the annuity date is prior to the end of the Guarantee Period for that subaccount unless (1) the combined effect of the Market Value Adjustments applied to all affected subaccounts would reduce the account value and (2) annuity payments under the option selected will be made for at least ten years or a life contingency or life expectancy annuity option has been chosen.

Selection of Annuity Date and Annuity Options. The contract owner may select the annuity date and an annuity option in the Contract application. If the contract owner does not select an annuity date, the annuity date will be the first day of the next month after the annuitant's 75th birthday and the annuity option will be a life annuity with a 10-year guarantee. The annuity date must be the first day of a calendar month. It may not be later than the first day of the next month after the annuitant's 85th birthday. (For qualified Contracts, the annuity date generally may not be later than April 1 of the year after the year in which the annuitant attains age 70 1/2.)

Change of Annuity Date or Annuity Option. The contract owner may change the annuity date or the annuity option on written notice received at ML of New York's Home Office at least 30 days prior to the annuity date. Changes of the annuity date are subject to federal tax restrictions. (See "Federal Tax Considerations" on page 18.)

Annuity Options. The contract owner may select any one of the following annuity options or any other option satisfactory to the contract owner and ML of New York. For qualified Contracts, certain restrictions may apply.

PAYMENTS OF A FIXED AMOUNT: Equal payments in the amount chosen will be made until the net account value applied under this option is exhausted. The period over which payments are made must be at least 5 years.

PAYMENTS FOR A FIXED PERIOD: Payments will be made for the period chosen. The period must be at least 5 years.

*LIFE ANNUITY: Payments will be made for the life of the annuitant. Payments will cease with the last payment due prior to the annuitant's death.

LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 OR 20 YEARS: Payments will be made for the guaranteed period chosen (10 or 20 years) and as long thereafter as the annuitant lives.

LIFE ANNUITY WITH GUARANTEED RETURN OF NET ACCOUNT VALUE: Payments will be made until the sum of the annuity payments equals the net account value applied under this option, and as long thereafter as the annuitant lives.

*JOINT AND SURVIVOR LIFE ANNUITY: Payments will be made during the lifetimes of the annuitant and a designated second person. Payments will continue as long as either is living.


QUALIFIED PLAN OPTION: This option is available only under qualified Contracts issued in connection with plans qualified under Section 401(a), 403, 404, 408 or 457 of the Internal Revenue Code. Payments may be based on (a) the life expectancy of the annuitant, (b) the joint life expectancy of the annuitant and his or her spouse, or (c) the life expectancy of the surviving spouse if the annuitant dies before the annuity date. Payments will be made annually. Each payment will be equal to the net account value as of the annuity date, plus credited interest and minus aggregate annuity payments previously made, in each case as of the first day of that calendar year, divided by the applicable current life expectancy, as defined by Internal Revenue Service regulations. Each subsequent payment will be made on the anniversary of the annuity date. Interest will be credited at ML of New York's then current rate for this option. The rate will not be less than that shown in the Contract. On death of the measuring life or lives, any unpaid net account value will be paid to the beneficiary in a lump sum.


*THESE OPTIONS ARE LIFE ANNUITIES UNDER WHICH IT IS POSSIBLE FOR THE CONTRACT OWNER TO RECEIVE ONLY ONE ANNUITY PAYMENT IF THE ANNUITANT (OR THE ANNUITANT AND A DESIGNATED SECOND PERSON) DIES AFTER THE FIRST PAYMENT, OR TO RECEIVE ONLY TWO ANNUITY PAYMENTS IF THE ANNUITANT (OR

THE ANNUITANT AND A DESIGNATED SECOND PERSON) DIES AFTER THE SECOND PAYMENT, AND SO ON.

Minimum Annuity Payments. Annuity payments will be made monthly unless the contract owner chooses less frequent payments or the qualified plan option; provided that if any payment would be less than $20, ML of New York may change the frequency so payments are at least $20 each. If the net account value to be applied at the annuity date is less than $2,000 ($3,500 for certain qualified Contracts), ML of New York may elect to pay that amount (not less than the account value) in a lump sum. (For tax consequences of a lump sum payment, see "Federal Tax Considerations--Partial Withdrawals and Surrenders" on page 19.)


Annuity Rates. Annuity rates will be no less favorable than those shown in the annuity tables contained in the Contract. Those tables show the minimum guaranteed amount of each monthly payment for each $1,000 applied according to the age and sex of the annuitant at the annuity date. The tables are based on the 1983 Table "a" for Individual Annuity Valuation with current mortality adjustments. When required by law, ML of New York will use annuity tables that do not differentiate on the basis of sex.


The Contract contains a formula for adjusting the age of the annuitant based on the annuity date for purposes of determining minimum monthly annuity payments. If the annuity date is prior to the year 2000, there is no age adjustment. If the annuity date is between the years 2000 and 2009, the annuitant's age is reduced by one year. For each decade thereafter, the annuitant's age is reduced one additional year. The maximum age adjustment is four years.

An age adjustment results in a reduction in the minimum monthly annuity payments that would otherwise be made. Therefore, if the rates ML of New York is using are the minimum rates shown in the annuity tables contained in the Contract, it may be advantageous for the contract owner to designate an annuity date that immediately precedes the date on which an age adjustment would occur under the Contract. For example, the annuity payment rates in the annuity tables for an annuitant with an annuity date in the year 2010 are the same as those for an annuity date twelve months earlier, even though the annuitant is one year older, because the new decade results in the annuitant's age being reduced by an additional year. Current annuity rates, unlike the guaranteed rates, do not involve any age adjustment.

Proof of Age, Sex and Survival. ML of New York may require satisfactory proof of the age, sex or survival of any person on whose continued life any payment under the Contract depends.

L.  OTHER PROVISIONS

Alternative Guaranteed Interest Rate. In the event that a current guaranteed interest rate is not offered (i) upon transfer at the end of a Guarantee Period or (ii) when a Market Value Adjustment is applied, the interest rate used will be equal to the yield to maturity on Stripped United States Treasury Bills with a maturity date in the same month (or, if unavailable, the next nearest following month) as of the Renewal Date of the subaccount to which the transfer is made or to which a Market Value Adjustment is applied. Such yield to maturity is defined as the yield to maturity published in The Wall Street Journal (Eastern Edition) on the date of such transfer or on which such Market Value Adjustment is applied. If the yield to maturity is not published on such date, the yield to maturity published on the most recent date immediately preceding the date of the transfer or on which the Market Value Adjustment is applied will be used.

Beneficiary. The beneficiary is the person or persons named in the Contract application to whom payment is to be made upon the death of the contract owner or annuitant. If the contract owner is not the annuitant, the contract owner may name one beneficiary to receive payment on death of the contract owner (the contract owner's beneficiary) and a different beneficiary to receive payment on the death of the annuitant (the annuitant's beneficiary). The contract owner's beneficiary must be a natural person. If the contract owner is the annuitant, the contract owner may name only one beneficiary. Unless a beneficiary has been irrevocably designated, the contract owner's beneficiary may be changed while the owner is alive, and the annuitant's beneficiary may be changed while the annuitant is alive. The change of a beneficiary who was named by the contract owner irrevocably may only be made with the consent of the beneficiary. The estate or heirs of a beneficiary who dies prior to the owner or annuitant have no rights under the Contract. If no beneficiary survives the contract owner or annuitant, payment will be made to the contract owner, if living, or to the contract owner's estate if the contract owner has died. Certain restrictions apply in the case of qualified Contracts.

Assignment. A collateral assignment by the contract owner of his or her rights under the Contract as security for a debt is prohibited. The Contract may be assigned upon written notice to ML of New York prior to the annuity date, however, other than as collateral or security for a loan. If the Contract is issued pursuant to a qualified plan, the contract owner's rights under the Contract may not be assigned, pledged or transferred, unless permitted by law. ML of New York assumes no responsibility for the validity of any such assignment or for any actions taken by it prior to receipt of written notice of an assignment. An assignment of the Contract may have federal income tax consequences. (See "Federal Tax Considerations--Transfers, Assignments, or Exchanges of a Contract" on page 20.)


Notices and Elections. All notices, changes and choices made by the contract owner under the Contract must be in writing and signed by the proper party, or given in another manner acceptable to ML of New York, and received at ML of New York's Home Office to be effective. The selection of subaccounts in which the subaccount value at the end of a Guarantee Period is to be invested or from which partial withdrawals are to be made may be made by telephone. In addition, choices regarding the Maximum Guarantee Period Option, pursuant to which ML of New York transfers subaccount values in the absence of instructions from a contract owner, may be made by telephone. ML of New York will employ reasonable procedures to confirm that instructions communicated by telephone are genuine. These procedures may include, but are not limited to, possible recording of telephone calls and obtaining appropriate identification before effecting any telephone transactions. In the absence of reasonable procedures, ML of New York may be liable for any losses due to unauthorized or fraudulent instructions. Notices, changes and choices relating to beneficiaries will take effect as of the date signed unless ML of New York has already acted in reliance on the prior status.


Amendment of Contract. ML of New York may amend the Contract at any time, as may be necessary to conform to any applicable law, regulation or ruling issued by a government agency.

Deferral of Payments. All sums payable by ML of New York are payable at its Home Office. ML of New York may require return of a Contract prior to making payment. Payments of partial or full withdrawals may be deferred for up to six months. ML of New York will pay interest at a rate of at least 4% per year, or such higher rate as may be required by state law on payments deferred for more than 10 days.


Free Look Right. When the contract owner receives the Contract, it should be reviewed carefully to make sure it is what the contract owner intended to purchase. Generally within ten days after the contract owner receives the Contract, he or she may return it for a refund. Some states allow a longer period of time to return the Contract. The Contract must be delivered to ML of New York's Home Office or to the Financial Consultant who sold it for a refund to be made. ML of New York will then refund to the contract owner all premiums paid into the Contract. The Contract will then be deemed void from the beginning. If a contract owner exercises his or her free look right, that contract owner may not submit another application with the same annuitant for ninety days.


Guarantee of Contracts. The federal government or its instrumentalities does not guarantee the Contracts. ML of New York backs the guarantees associated with the Contracts.

                         DISTRIBUTION OF THE CONTRACTS

Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") is the principal underwriter of the Contract. It was organized in 1958 under the laws of the state of Delaware and is registered as a broker-dealer under the Securities Exchange Act of 1934. It is a member of the National Association of Securities Dealers, Inc. ("NASD"). MLPF&S' principal business address is World Financial Center, 250 Vesey Street, New York, New York 10281.

Contracts are sold by registered representatives (Financial Consultants) of MLPF&S who are also licensed through Merrill Lynch Life Agency, Inc. ("MLLA"), as insurance agents for ML of New York. ML of New York has entered into a distribution agreement with MLPF&S and a companion sales agreement with MLLA through which agreements the Contracts are sold and the Financial Consultants are compensated by MLLA and/or MLPF&S. The maximum commission paid to the Financial Consultant is 3.2% of each premium. In addition, the maximum compensation paid to the Financial Consultant for each reinvestment through the tenth Contract Year is 2.8% of premium reinvested. The maximum additional compensation paid to the Financial Consultant in each year beyond the tenth Contract Year that the Contract remains in force is .28% of the account value. Commissions may be paid in the form of non-cash compensation.

The maximum commission ML of New York will pay to MLLA to be used to pay commissions to Financial Consultants is 3.5% of each premium.

MLPF&S may arrange for sales of the Contract by other broker-dealers who are registered under the Securities Exchange Act of 1934 and are members of the NASD.

                           FEDERAL TAX CONSIDERATIONS

INTRODUCTION

The following discussion is general and is not intended as tax advice.

This discussion is not intended to address the tax consequences resulting from all of the situations in which a person may be entitled to or may receive a distribution under the Contract. Any person concerned about these tax implications should consult a competent tax adviser before initiating any transaction. This discussion is based upon ML of New York's understanding of the present federal income tax laws as they are currently interpreted by the Internal Revenue Service. No representation is made as to the likelihood of the continuation of the present federal income tax laws or of the current interpretation by the Internal Revenue Service. Moreover, no attempt has been made to consider any applicable state or other tax laws.

ML OF NEW YORK DOES NOT MAKE ANY GUARANTEE REGARDING THE TAX STATUS OF ANY CONTRACT OR ANY TRANSACTION INVOLVING THE CONTRACTS.

The Contract may be purchased on a non-qualified tax basis ("non-qualified Contract") or purchased and used in connection with plans qualifying for favorable tax treatment ("qualified Contract"). The qualified Contracts were designed for use by individuals whose premium payment is comprised solely of proceeds from and/or contributions under retirement plans which are intended to qualify as plans entitled to special income tax treatment under Section 401(a), 408, or 457 of the Internal Revenue Code. The ultimate effect of federal income taxes on the amounts held under a Contract, on annuity payments, and on the economic benefit to the contract owner, the annuitant, or the beneficiary depends on the type of retirement plan, on the tax and employment status of the individual concerned and on ML of New York's tax status. In addition, certain requirements must be satisfied in purchasing a qualified Contract with proceeds from a tax qualified plan and receiving distributions from a qualified Contract in order to continue receiving favorable tax treatment. Therefore, purchasers of qualified Contracts should seek competent legal and tax advice regarding the suitability of a Contract for their situation, the applicable requirements, and the tax treatment of the rights and benefits of a Contract. The following discussion assumes that qualified Contracts are purchased with proceeds from and/or contributions under retirement plans that qualify for the intended special federal income tax treatment.

TAXATION OF ML OF NEW YORK

ML of New York is taxed as a life insurance company under Part I of Subchapter L of the Internal Revenue Code. The assets underlying the Contracts will be owned by ML of New York. The income earned on such assets will be income to ML of New York.

TAX STATUS OF THE CONTRACT

ML of New York believes that the Contract will be treated as an annuity contract and that ML of New York will be treated as owning the assets supporting the Contract for federal income tax purposes. ML of New

York, however, reserves the right to modify the Contracts as necessary to prevent the contract owner from being considered the owner of the assets supporting the Contract for federal tax purposes.


Furthermore, in order to be treated as an annuity contract for federal income tax purposes, Section 72(s) of the Internal Revenue Code requires any non-qualified Contract to provide that (a) if any contract owner dies on or after the annuity commencement date but prior to the time the entire interest in the Contract has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of that contract owner's death; and (b) if any contract owner dies prior to the annuity commencement date, the entire interest in the Contract will be distributed within five years after the date of the contract owner's death. These requirements will be considered satisfied as to any portion of the contract owner's interest which is payable to or for the benefit of a "designated beneficiary" and which is distributed over the life of such "designated beneficiary" or over a period not extending beyond the life expectancy of that beneficiary, provided that such distributions begin within one year of that contract owner's death. The contract owner's "designated beneficiary" (referred to herein as the "contract owner's beneficiary") is the person designated by such owner as a beneficiary and to whom the contract owner's interest in the Contract passes by reason of death and must be a natural person. However, if the contract owner's "designated beneficiary" is the surviving spouse of the contract owner, the Contract may be continued with the surviving spouse as the new contract owner. Solely for purposes of applying the provisions of Section 72(s) of the Code, when non-qualified Contracts are held by other than a natural person, the death of the annuitant is treated as the death of the contract owner.


The non-qualified Contracts contain provisions which are intended to comply with the requirements of Section 72(s) of the Internal Revenue Code, although no regulations interpreting these requirements have yet been issued. ML of New York intends to review such provisions and modify them if necessary to assure that they comply with the requirements of Internal Revenue Code Section 72(s) when clarified by regulation or otherwise.

Other rules may apply to qualified Contracts.

THE FOLLOWING DISCUSSION ASSUMES THAT THE CONTRACTS WILL QUALIFY AS ANNUITY CONTRACTS FOR FEDERAL INCOME TAX PURPOSES.

FEDERAL TAX CONSIDERATIONS

a.  In General

Section 72 of the Internal Revenue Code governs taxation of annuities in general. ML of New York believes that a contract owner who is a natural person generally is not taxed on increases in the value of a Contract until distribution occurs by withdrawing all or part of the account value (e.g., partial withdrawals and surrenders) or as annuity payments under the annuity option elected. For this purpose, the assignment, pledge, or agreement to assign or pledge any portion of the account value (and in the case of a qualified Contract, any portion of an interest in the qualified plan) generally will be treated as a distribution. The taxable portion of a distribution (in the form of a single sum payment or an annuity) is taxable as ordinary income.

The owner of any annuity contract who is not a natural person generally must include in income any increase in the excess of the contract's account value over the "investment in the contract" (discussed below) during the taxable year. There are some exceptions to this rule and a prospective owner that is not a natural person may wish to discuss these with a competent tax adviser.

The following discussion generally applies to Contracts owned by natural persons.

b.  Partial Withdrawals and Surrenders

In the case of a partial withdrawal or surrender under a qualified Contract, under Section 72(e) of the Internal Revenue Code a ratable portion of the amount received is taxable, generally based on the ratio of the "investment in the contract" to the participant's total accrued benefit or balance under the retirement plan. The "investment in the contract" generally equals the portion, if any, of any premium payments paid by or on behalf of any individual under a Contract which was not excluded from the individual's gross income. For

Contracts issued in connection with qualified plans, the "investment in the contract" can be zero. Special tax rules may be available for certain distributions from qualified Contracts.

In the case of a partial withdrawal under a non-qualified Contract before the annuity date, under Internal Revenue Code Section 72(e) amounts received are generally first treated as taxable income to the extent that the account value immediately before the partial withdrawal (increased by the net excess, if any, of the sum of all Market Value Adjustments that increase any subaccount value over the sum of all Market Value Adjustments that decrease any subaccount value which result from the partial withdrawal) exceeds the "investment in the contract" at that time. Any additional amount withdrawn is not taxable.


It is important to note that the Contract is an integrated annuity contract and that therefore in determining the extent to which a withdrawal from one subaccount is taxable, the account value and "investment in the contract" for the entire Contract, not just the subaccount from which the withdrawal is made, will be taken into account.


In the case of a surrender under a non-qualified Contract, under Section 72(e) amounts received are generally treated as taxable income to the extent the net amount received exceeds the "investment in the contract" at that time.

c.  Annuity Payments

Although tax consequences may vary depending on the annuity option elected under the Contract, under Internal Revenue Code Section 72(b), generally gross income does not include that part of any amount received as an annuity under an annuity contract that bears the same ratio to such amount as the investment in the contract bears to the expected return at the annuity date. In this respect (prior to recovery of the investment in the contract), there is generally no tax on the amount of each payment which represents the same ratio that the "investment in the contract" bears to the total expected value of the annuity payments for the term of the payments; however, the remainder of each income payment is taxable. In all cases, after the "investment in the contract" is recovered, the full amount of any additional annuity payments is taxable.

d.  Penalty Tax on Certain Withdrawals

In the case of a distribution pursuant to a non-qualified Contract, there may be imposed a federal penalty tax equal to 10% of the amount treated as taxable income. In general, however, there is no penalty tax on distributions: (1) made on or after the date on which the contract owner attains age 59 1/2; (2) made as a result of death or disability of the contract owner; (3) received in substantially equal periodic payments over the life or life expectancy of the contract owner (or joint life or life expectancy of the contract owner and a designated beneficiary). In certain circumstances, other exceptions may apply. Other tax penalties may apply to certain distributions under a qualified Contract.

e.  Taxation of Death Benefit Proceeds

Amounts may be distributed from a Contract because of the death of the contract owner, the annuitant, or the co-annuitant. Generally, such amounts are includable in the income of the recipient as follows: (1) if distributed in a lump sum, they are taxed in the same manner as a full surrender of the Contract, as described above, or (2) if distributed under an annuity option, they are taxed in the same manner as annuity payments, as described above.

f.  Transfers, Assignments, or Exchanges of a Contract

A transfer of ownership of a Contract, the designation of an annuitant, payee or other beneficiary who is not also the contract owner, or the exchange of a Contract may result in certain tax consequences to the owner that are not discussed herein. A contract owner contemplating any such transfer, assignment, or exchange of a Contract should contact a competent tax adviser with respect to the potential tax effects of such a transaction.

g.  Multiple Contracts

All non-qualified annuity contracts entered into after October 21, 1988 that are issued by ML of New York (or its affiliates) to the same owner during any calendar year are treated as one annuity contract for purposes of determining the amount includable in gross income under Section 72(e) of the Internal Revenue Code. In addition, the Treasury Department has specific authority to issue regulations that prevent the avoidance of Section 72(e) through the serial purchase of annuity contracts or otherwise. Congress has also indicated that the Treasury Department may have authority to treat the combination purchase of an immediate annuity contract and a separate deferred annuity contract as a single annuity contract under its general authority to prescribe rules as may be necessary to enforce the income tax laws.

h.  Withholding

Pension and annuity distributions generally are subject to withholding for the recipient's federal income tax liability at rates that vary according to the type of distribution and the recipient's tax status. Recipients, however, generally are provided the opportunity to elect not to have tax withheld from distributions. As of January 1, 1993, ML of New York is generally required to withhold on distributions under qualified Contracts.

i.  Other Tax Consequences

As noted above, the foregoing discussion of the federal income tax consequences under the Contract is not exhaustive and special rules are provided with respect to other tax situations not discussed in this Prospectus. Further, the federal income tax consequences discussed herein reflect ML of New York's understanding of current law and the law, or its interpretation by the Internal Revenue Service, may change. Federal estate and state and local income, estate, inheritance, and other tax consequences of ownership or receipt of distributions under a Contract depend on the individual circumstances of each contract owner or recipient of the distribution. A competent tax adviser should be consulted for further information.

QUALIFIED PLANS


The Contract is designed for use with several types of qualified plans. These retirement plans may permit the purchase of the Contracts to accumulate retirement savings under the plans. Adverse tax or other legal consequences to the plan, to the participant or to both may result if the Contract is assigned or transferred to any individual as a means to provide benefit payments, unless the plan complies with all legal requirements applicable to such benefits prior to transfer of the Contract. The tax rules applicable to contract owners in qualified plans, including restrictions on contributions and benefits, taxation of distributions, and any tax penalties, vary according to the type of plan and the terms and conditions of the plan itself. Various tax penalties may apply to contributions in excess of specified limits, aggregate distributions in excess of $150,000 annually, distributions that do not satisfy specified requirements, and certain other transactions with respect to qualified plans. Therefore, no attempt is made to provide more than general information about the use of the Contracts with the various types of qualified plans. Contract owners, annuitants and beneficiaries are cautioned that the rights of any person to any benefits under qualified plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract. Some retirement plans are subject to distribution and other requirements that are not incorporated into ML of New York's administration procedures. Owners, participants, and beneficiaries are responsible for determining that contributions, distributions and other transactions with respect to the Contracts comply with applicable law. Following are brief descriptions of the various types of qualified plans in connection with which ML of New York will issue a Contract. When issued in connection with a qualified plan, a Contract will be amended as necessary to conform to the requirements of the Internal Revenue Code.


H.R. 10 Plans

The Self-Employed Individuals' Tax Retirement Act of 1962, as amended, commonly referred to as "H.R. 10," permits self-employed individuals to establish qualified plans for themselves and their employees. In order to establish such a plan, a plan document, often in prototype form preapproved by the Internal

Revenue Service, is adopted and implemented by or for the self-employed person. Purchasers of Contracts for use with H.R. 10 Plans should seek competent advice regarding the suitability of the proposed plan documents and of the Contract to their specific needs.

Individual Retirement Annuities and Individual Retirement Accounts

Section 408 of the Internal Revenue Code permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity or Individual Retirement Account (each hereinafter referred to as "IRA"). Also, distributions from certain other types of qualified plans may be "rolled over" on a tax-deferred basis into an IRA. Sales of the Contracts for use with or as IRAs may be subject to special disclosure requirements of the Internal Revenue Service. Purchasers of the Contract for use with or as IRAs will be provided with supplemental information required by the Internal Revenue Service or other appropriate agency. Such purchasers will have the right to revoke their purchase within 7 days of the earlier of the establishment of the IRA or their purchase. Purchasers should seek competent advice as to the suitability of the Contract for use with or as IRAs.

Corporate Pension and Profit Sharing Plans

Section 401(a) of the Internal Revenue Code permits corporate employers to establish various types of retirement plans for employees. Such retirement plans may permit the purchase of the Contracts in order to provide benefits under the plans. Corporate employers intending to use the Contracts in connection with such plans should seek competent advice.

Section 457 Deferred Compensation ("Section 457") Plans

Under Section 457 of the Internal Revenue Code, employees and independent contractors who perform services for tax-exempt employers may participate in a
Section 457 plan of their employer allowing them to defer part of their salary or other compensation. The amount deferred and any income on such amount will not be taxable until paid or otherwise made available to the employee.

The maximum amount that can be deferred under a Section 457 plan in any tax year is ordinarily one-third of the employee's includable compensation, up to $7,500. Includable compensation means earnings for services rendered to the employer which is includable in the employee's gross income, but excluding any contributions under the Section 457 plan or a Tax-Sheltered Annuity. During the last three years before an individual attains normal retirement age additional "catch-up" deferrals are permitted.

The deferred amounts will be used by the employer to purchase the Contracts. Contracts will be issued to the employer, and all account values will be subject to the claims of the employer's creditors. The employee has no rights or vested interest in the Contract and is only entitled to payment in accordance with the
Section 457 plan provisions. Present federal income tax law does not allow tax-free transfers or rollovers for amounts accumulated in a Section 457 plan except for transfers to other Section 457 plans in certain limited cases.

           EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 PROVISIONS

The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes fiduciary, prohibited transaction and other requirements with respect to employee benefit plans to which it applies. In certain circumstances these requirements may be applicable to the management of an insurance company account. ML of New York believes that the account established for the Contracts is a guaranteed contract separate account within the meaning of Prohibited Transaction Class Exemption 81-82 and that assets attributed to the account will not be treated as "plan assets", under regulations promulgated by the Department of Labor. Prior to purchasing a Contract, however, the fiduciary responsible for investments of a plan subject to ERISA should become fully informed regarding the relevant terms of the Contract, including the Market Value Adjustment and withdrawal charge, and should take account of the anticipated liquidity needs of the plan in determining whether to purchase the Contract.

          MORE INFORMATION ABOUT ML LIFE INSURANCE COMPANY OF NEW YORK

A.  HISTORY AND BUSINESS

ML of New York is a stock life insurance company organized under the laws of the State of New York on November 28, 1973. ML of New York (originally named "Agway Life Insurance Company") was purchased by The Equitable Life Assurance Society of the United States ("The Equitable") for $9.5 million on May 21, 1986 and renamed Royal Tandem Life Insurance Company. On September 11, 1991, Royal Tandem Life Insurance Company changed its name to ML Life Insurance Company of New York.


Prior to 1987, ML of New York was engaged in the business of issuing non-participating whole life and term life insurance contracts. During 1987, ML of New York entered into various agreements with Monitor Life Insurance Company of New York ("Monitor") whereby Monitor initially coinsured and administered, effective March 5, 1987, and then ultimately assumed, effective July 31, 1987, ML of New York's ordinary non-participating individual life insurance and annuity business.


On July 31, 1987, The Equitable sold 25% of its common stock interest in ML of New York to Merrill Lynch & Co., Inc. ("Merrill Lynch") for approximately $3 million. Immediately following the sale, The Equitable and Merrill Lynch simultaneously contributed their respective interests in the common stock of ML of New York to the capital of Tandem Financial Group, Inc. ("TFG"). On October 11, 1989, Merrill Lynch purchased all of the shares of capital stock of TFG owned by The Equitable for $86.3 million, and TFG became a wholly owned subsidiary of Merrill Lynch. On September 6, 1990, TFG changed its name to Merrill Lynch Insurance Group, Inc. ("MLIG"). ML of New York and its affiliate Merrill Lynch Life Insurance Company ("Merrill Lynch Life") are direct wholly owned subsidiaries of MLIG.


On November 14, 1990, ML of New York and Tandem Insurance Group, Inc. ("Tandem Insurance," a life insurance company now merged with and into Merrill Lynch
Life) entered into an indemnity reinsurance and assumption agreement. Pursuant to this agreement, on December 31, 1990, ML of New York and Tandem Insurance reinsured on a 100% indemnity basis all variable life insurance policies (the "reinsured policies") issued by Monarch Life Insurance Company ("Monarch Life") and sold through affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"). As a result, ML of New York became obligated to reimburse Monarch Life for its net amount at risk with regard to the reinsured policies. In connection with the indemnity reinsurance, assets of approximately $65 million supporting general account reserves were transferred from Monarch Life to ML of New York.


On various dates through April 22, 1991, ML of New York and Tandem Insurance assumed the reinsured policies wherever permitted by appropriate regulatory authorities, replacing Monarch Life. In connection with the assumption, assets and reserves associated with the reinsured policies of approximately $290 million were transferred to ML of New York, of which approximately $261 million are held in the ML of New York Variable Life Separate Account. The aggregate face amount of the reinsured policies assumed by ML of New York was approximately $700 million.

Information pertaining to contract owner deposits, contract owner account balances, and capital contributions can be found in ML of New York's financial statements which are contained herein.


ML of New York is currently licensed to conduct life insurance and annuity business in 9 states. It currently sells its annuity products and variable life insurance products only in the state of New York. During 1993, annuity and life insurance sales were made principally in New York (92%, as measured by total contract owner deposits).



ML of New York's life insurance and annuity products will be sold only by licensed agents through Merrill Lynch Life Agency Inc. ("MLLA") which is a wholly owned subsidiary of MLPF&S, pursuant to a general agency agreement by and between ML of New York and MLLA. Sales are made by career life insurance agents whose sole responsibility is the sale and servicing of insurance, and by Financial Consultants of MLPF&S who are also licensed as insurance agents. At December 31, 1993, approximately 2,520 agents of MLLA were authorized to act for ML of New York.

B.  SELECTED FINANCIAL DATA

The following selected financial data for ML of New York should be read in conjunction with the financial statements and notes thereto included in this Prospectus.


                                                   SELECTED FINANCIAL DATA
                                              FOR THE PERIODS ENDED DECEMBER 31,
                          --------------------------------------------------------------------------
                             1993             1992             1991            1990           1989
                          ----------       ----------       ----------       --------       --------
                                                        (IN THOUSANDS)
Net investment income.... $   50,661       $   65,378       $   69,965       $ 62,445       $ 48,833
Earnings (Loss) Before
  Federal Income Tax..... $    2,400       $      368       $   (4,915)      $  3,658       $  2,511
Net Earnings (Loss)...... $    1,808       $      191       $   (3,221)      $  2,430       $  1,643
Total Assets............. $1,045,313       $1,102,688       $1,136,537       $772,697       $635,662
Stockholder's Equity..... $   92,776       $   92,247       $   90,631       $ 67,409       $ 48,700


C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


This Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Financial Statements and Notes to Financial Statements included herein.



Business Environment



The current business environment remains challenging for the life insurance industry. Major modifications to state regulations based on model laws of the National Association of Insurance Commissioners ("NAIC"), and the process of NAIC state accreditation are being debated and implemented by the NAIC. Competition remains keen as innovative products are introduced to the marketplace. Interest rates have fallen over the previous three years reaching historically low levels during 1993. Additionally, during 1993, increases in both corporate and individual federal income tax rates were adopted.



Both the increase in the marginal individual income tax rates and the current interest rate environment have resulted in individual investors seeking higher tax deferred returns than are currently available with traditional interest sensitive products. The insurance industry has responded with variable life insurance and variable annuity products that provide insurance features similar to those of traditional interest sensitive products, but with the opportunity to achieve comparatively higher returns through diversified investing in mutual funds.



The current interest rate environment has spurred debt refinancings in both the institutional and individual sectors. Directly related to this refinancing activity has been an increased use of the call feature on corporate bonds and accelerated principal repayments of mortgage-backed securities. Holders of these securities have reinvested cash proceeds into the historically low yield curve. This effect, coupled with the increase in the corporate federal income tax rate, will contribute adversely to net earnings in the industry.



Summary



During 1991, ML of New York changed its strategic marketing emphasis from sales of fixed interest rate life insurance and annuity products to sales of variable life, variable annuity and market value adjusted annuity products. Beginning in 1991 and continuing into 1993, ML of New York developed both variable life insurance and variable annuity products and proceeded to obtain regulatory approvals to market these products. ML of New York began sales of its variable annuity product during the fourth quarter of 1992 in the State of New York. Deposits received from the sales of this product were $114 million and $1 million for 1993 and 1992, respectively. For 1993, approximately $83 million of deposits were a result of internal transfers from ML of New York's fixed rate annuity products. The remaining change in sales volume is reflective of the product being available in more jurisdictions in 1993 as compared to 1992, and the popularity of variable annuity products during 1993.



During 1993 and 1992, ML of New York had approximately $304 million and $160 million, respectively, of fixed deferred annuities which reached the expiration of their interest rate guarantee periods. At the expiration of an interest rate guarantee period, the contract owner has an option to either surrender the contract without incurring a surrender charge, or to "renew" with an adjustment of the interest crediting rate to the prevailing rate at the time of renewal. ML of New York has offered those contract owners electing to surrender the opportunity to exchange their contract for either a variable annuity or market value adjusted annuity contract. The following table summarizes the contract owners' selections for 1993 and 1992:



                                                                  1993                1992
                                                            ----------------    ----------------
                                                            AMOUNT       %      AMOUNT       %
                                                            ------     -----    ------     -----
                                                                   (DOLLARS IN MILLIONS)
Renewed with an adjustment to the applicable interest
  crediting rate...........................................  $ 76        25%     $ 24        15%
Exchanged into either the variable annuity product or the
  market value adjusted annuity product....................   101        33%       40        25%
Surrendered................................................   127        42%       96        60%
                                                            ------     -----    ------     -----
Total......................................................  $304       100%     $160       100%
                                                            ------     -----    ------     -----
                                                            ------     -----    ------     -----



The rates of renewal, exchange and surrender experienced are consistent with management's projections. The increase in contracts exchanging into ML of New York's available annuity products is primarily attributable to the variable annuity product being available for the entire year in 1993 and only during the fourth quarter during 1992. The increase in renewals during 1993 as compared to 1992 is attributable to the minimum contractual rate available on the fixed deferred annuity products approximating or exceeding the crediting rates available on ML of New York's market value adjusted annuity product.



During 1994, ML of New York has $228 million of fixed deferred annuities which will reach the expiration of their interest rate guarantee periods (See "Liquidity and Capital Resources," page 26). ML of New York is anticipating increases in sales volume of its variable annuity and variable life insurance products. Partially offsetting these increases is an anticipated decrease in sales volume of ML of New York's market value adjusted annuity.



Effective December 31, 1993, ML of New York has adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115") (See Note 1 of the Notes to Financial Statements). SFAS No. 115 requires that certain invested assets be carried at estimated fair value with the difference between fair value and amortized cost being recorded in stockholder's equity as a component of net unrealized gain
(loss). The Securities and Exchange Commission has additionally announced that companies should adjust other assets and liabilities that would be adjusted had the unrealized holding gains or losses been realized with corresponding credits or charges reported directly to stockholder's equity. The effect of adopting SFAS No. 115 was a $17 million increase in the carrying value of fixed maturity securities offset by a $1 million decrease in equity securities, a $1 million decrease in deferred policy acquisition charges and a $16 million increase in policyholders' account balances. The impact of SFAS No. 115 on stockholder's equity was a reduction of $1 million. These adjustments will ultimately be recorded in the statement of earnings at the time of sale of the investments or withdrawal of the contract owners' liability. Additionally, normal amortization of deferred policy acquisition costs will be unaffected.



FINANCIAL CONDITION



At December 31, 1993, ML of New York's assets were $1.045 billion, or $58 million lower than the $1.103 billion at December 31, 1992. The adoption of SFAS No. 115 increased assets by $15 million as of December 31, 1993. The decrease in assets was primarily attributable to surrenders of ML of New York's fixed rate annuity product partially offset by increased sales of ML of New York's variable annuity product . As ML of New York strategically changes its marketing efforts from the sale of fixed rate products to the sale of variable products, ML of New York's assets will be reallocated between the general account and its separate account. As of December 31, 1993 and 1992, ML of New York's percentage of separate accounts assets to total assets was 39% and 25%, respectively. ML of New York anticipates that the percentage of separate accounts assets to total assets will continue to increase.

ML of New York maintains a conservative investment portfolio. ML of New York's investment in equity securities and mortgages are significantly below the industry average. ML of New York has no investments in real estate. Additionally, ML of New York's investment in non-investment grade fixed maturity securities approximates the industry average. The following schedule identifies ML of New York's general account invested assets by type:



Investment Grade Fixed Maturity Securities...........................................     76%
Policy Loans.........................................................................     13%
Non-Investment Grade Fixed Maturity Securities.......................................      7%
Mortgage Loans on Real Estate........................................................      3%
Equity Securities....................................................................      1%
                                                                                        -----
                                                                                         100%
                                                                                        -----
                                                                                        -----



ML of New York's investment in collateralized mortgage obligations ("CMO") and mortgage-backed securities ("MBS") accounts for approximately 34% and 47% of ML of New York's investment in fixed maturity securities as of December 31, 1993 and 1992, respectively. At December 31, 1993 and 1992, approximately 55% and 72%, respectively, of ML of New York's CMO and MBS holdings were fully collateralized by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation. ML of New York held at December 31, 1993 and 1992 approximately $5 million and $7 million, respectively, of principal only strips, interest only strips and residuals. CMO and MBS securities are structured to allow the investor to determine, within certain limits, the amount of interest rate risk, prepayment risk and default risk which the investor is willing to accept. It is the level of risk that the investor is willing to accept that determines the degree to which the yields on CMOs and MBS securities will exceed the yields which can be obtained from similarly rated corporate securities.



The historical low interest rate environment has resulted in ML of New York experiencing increases in both calls of corporate bonds and accelerated principal repayments of mortgage-backed securities during both 1993 and 1992. During 1993 approximately $238 million or 53% of proceeds from disposal of bonds was attributable to calls and mortgage backed security repayments. The net cash inflows from the investment portfolios, including interest, calls, repayments and maturities, have been reinvested at lower yields than the investments from which the cash inflow was generated.



As of December 31, 1993, ML of New York had 10,138 life insurance and annuity contracts in-force with interest rate guarantees. The estimated average rate of interest credited on behalf of contract owners was 7.04% during 1993. The liabilities related to insurance contracts with interest rate guarantees were supported by invested assets with an estimated effective yield of 8.03% during 1993.



Liquidity and Capital Resources



ML of New York's liquidity requirements include the payment of sales commissions and other underwriting expenses and the funding of its contractual obligations for the life insurance and annuity contracts it has in force. ML of New York has developed and utilizes a cash flow projection system and regularly performs asset/liability duration matching in the management of its asset and liability portfolios.



As previously noted, during 1994, ML of New York will have $228 million of fixed deferred annuities reaching the expiration of their interest rate guarantee periods. ML of New York anticipates that approximately 80% of these liabilities will either externally surrender or exchange into ML of New York's variable annuity or market value adjusted annuity products. In either circumstance, ML of New York will require cash to fund the surrender benefit or the transfer of the liability to a separate account. During 1991, in anticipation of the liquidity needs required to fund the surrenders and exchanges experienced during 1993 and 1992 and anticipated for 1994, ML of New York initiated a program whereby the duration of its investment portfolio was shortened and the quality of the investment portfolio improved. This program was substantially completed during 1991.

ML of New York anticipates funding the cash requirements of the projected policy surrenders and exchanges utilizing cash from operations, normal investment maturities and anticipated calls and repayments, consistent with 1992 and 1993. As of December 31, 1993 ML of New York had $353 million of cash, short-term investments and investment grade publicly-traded bonds which could be liquidated if funds were required.



In order to continue to market life insurance and annuity products, ML of New York must meet or exceed the statutory capital and surplus requirements of the insurance departments of the states in which it conducts business. Statutory accounting practices differ from generally accepted accounting principles in two major respects: under statutory accounting practices, the acquisition costs of new business are charged to expense; and the required additions to statutory reserves for new business in some cases may initially exceed the statutory revenues attributable to such business. These practices result in a reduction of statutory income and surplus at the time of recording new business.



The NAIC has developed and implemented, effective December 31, 1993, the Risk Based Capital ("RBC") adequacy monitoring system. The RBC calculates the amount of adjusted capital which a life insurance company should have based upon that company's risk profile. The NAIC has established four different levels of regulatory action with respect to the RBC adequacy monitoring system. Each of these levels may be triggered if an insurer's total adjusted capital is less than a corresponding level of RBC. (See Note 5 of the Notes to Financial Statements for a complete explanation of these levels.) As of December 31, 1993, based on the RBC formula, ML of New York's total adjusted capital level was 245% of the minimum amount of capital required to avoid regulatory action.



ML of New York believes that it will be able to fund the capital and surplus requirements of projected new business from current statutory earnings and existing statutory capital and surplus. If sales of new business significantly exceeds projections, ML of New York may have to look to its parent and other affiliated companies to provide the capital or borrowings necessary to support its current marketing efforts. ML of New York's future marketing efforts could be hampered should its parent and/or affiliates be unwilling to commit additional funding.



Results of Operations



ML of New York's gross earnings are principally derived from two sources: the net income from investment of fixed rate life insurance and annuity contract owner deposits less interest credited to contract owners, commonly known as spread; and the charges imposed on variable life insurance and variable annuity contracts. The costs associated with acquiring contract owner deposits are amortized over the period in which ML of New York anticipates holding those funds. In addition, ML of New York incurs expenses associated with the maintenance of in-force contracts.



1993 compared to 1992



ML of New York reported net earnings of $1.8 million and $0.2 million for 1993 and 1992, respectively.



Net investment income and interest credited to policyholders' account balances for 1993 as compared to 1992 have declined by approximately $14.7 million and $13.4 million, respectively, resulting in a net decline in interest spread of $1.3 million. The decline in interest spread is attributable to the low interest rate environment and a declining block of fixed rate life insurance and annuity contracts, partially offset by adjustment of the guaranteed interest crediting rate to the prevailing rate on those contracts which have reached the end of their interest rate guarantee period.



ML of New York experienced net realized investment gains of $6.1 million during 1993 as compared to net realized investment losses of $(0.4) million for the same period during 1992. Approximately $0.5 million of the increase in net realized investment gains was attributable to sales of investments to fund surrenders of ML of New York's market value adjusted annuity product. During 1992, ML of New York recorded a $1.0 million loss on the disposal of a mortgage loan. There was a $2.4 million period to period reduction in the amount of valuation allowances established for invested assets. The remaining $2.6 million increase in realized investment gains is attributable to normal trading activity in ML of New York's investment portfolios.

Policy charge revenue increased approximately $0.7 million during 1993 as compared to 1992 primarily as a result of an increase in the number of variable annuity contracts in-force due to current sales volume.



The market value adjustment expense is attributable to ML of New York's market value adjusted annuity product. This contract provision results in a market value adjustment to the cash surrender value of those contracts which are surrendered before the expiration of their interest rate guarantee period. Due to the decline in interest rates, this market value adjustment has resulted in an expense to ML of New York. ML of New York's market value adjusted annuity has experienced an increase in surrenders during 1993 as compared to 1992. Many of these contract owners have exchanged their contracts for variable annuity contracts sold by ML of New York or its competitors. The increase in surrender activity has resulted in the $0.6 million increase in the market value adjustment expense. Offsetting this expense were net realized investment gains attributable to the sale of investments to fund the surrenders.



Policy benefits increased approximately $1.2 million from $0.6 million for 1992 to $1.7 million for 1993 due to a period to period change in mortality experience. ML of New York's reinsurance and risk retention programs have remained unchanged between 1993 and 1992.



ML of New York adjusts the amortization of deferred policy acquisition costs based on realized investment gains recognized on normal trading activity in ML of New York's investment portfolios. The $1.3 million increase in amortization of deferred policy acquisition costs is primarily attributable to the increase during 1993 in realized investment gains.



Insurance expenses and taxes increased approximately $0.7 million during 1993 as compared to 1992 as a result of expenses associated with increased levels of contract holder activity. As previously discussed both sales of the Company's variable annuity contract and surrender activity of the Company's fixed annuities have increased substantially during the current year as compared to 1992.



During 1993 the Federal corporate income tax rate was increased from 34% to 35%. The increased rate was utilized in revaluing the deferred tax asset and resulted in a $0.2 million increase in the deferred tax benefit.



1992 compared to 1991



ML of New York recorded net earnings of $0.2 million for 1992 as compared to a net loss of $3.2 million for 1991.



Earnings for 1992 improved as compared to 1991 principally as a result of a $9.3 million decrease in net realized investment losses. The variance in net realized investment losses between 1992 and 1991 is primarily a result of the valuation allowances and write-downs on investments taken during 1991 on ML of New York's investment portfolios.



Offsetting the improvement in realized investment losses was a $4.7 million decrease in net investment income. The decline in net investment income was attributable to multiple factors including the 1991 shortening of the investment portfolio duration, the reduction in total investments as a result of contract surrenders, and the current interest rate environment.



Interest credited to contract owners' account balances was essentially the same from 1992 and 1991 because of the timing of the acquisition of contract owner deposits and contract owner withdrawals. During 1991, approximately 50% of the growth in contract owner liabilities occurred during the fourth quarter. In addition, contract owner liabilities continued to grow into the first quarter 1992. Contract owner withdrawals and the adjustment of the interest crediting rate on contracts renewing were concentrated in the last six months of 1992.



The increase in amortization of deferred policy acquisition costs was a result of the increased level of contract surrenders and contract exchanges during 1992 as compared to 1991.



During 1992 and 1991, ML of New York underwrote life insurance and annuity products of approximately $6.0 million and $23.4 million, respectively. The decrease was attributable to management's decision to significantly de-emphasize sales of fixed rate products. As discussed previously, the product development and regulatory approvals for the variable products were not completed until fourth quarter 1992. The unavailability of the variable products during most of 1992 significantly impacted ML of New York's marketing efforts for that period.



Segment Information



ML of New York's operations consist of one business segment, which is the sale of life insurance and annuity products. ML of New York is not dependent upon any single customer, and no single customer accounted for more than 10% of its revenues during 1993.



Inflation



ML of New York's operations have not been materially impacted by inflation and changing prices during the preceding three years.



D.  REINSURANCE


Portions of life insurance risks are reinsured with other companies. ML of New York has reinsurance agreements with a number of other insurance companies for individual life insurance. The maximum retention on any one life is $500,000.

E.  CONTRACT OWNER ACCOUNT BALANCES

ML of New York records on its books liabilities for life insurance and annuity products which are equal to the full accumulation value of such contracts plus a mortality provision for life insurance products, which will be sufficient to meet ML of New York's contract obligations at their maturities or in the event of a contract owner's death.

F.  INVESTMENTS


ML of New York makes investments in accordance with investment guidelines that take into account investment quality, liquidity, and diversification, and invests primarily in investment-grade fixed income assets such as mortgage-backed securities, collateralized mortgage obligations and corporate debentures. At December 31, 1993, invested assets totaling $557 million consisted of $459 million in fixed maturity securities available for sale, $73 million in policy loans, $18 million in commercial mortgages, and $7 million in equity securities. Approximately 60% of ML of New York's invested assets and cash and cash equivalents consists of liquid or readily marketable securities.



At December 31, 1993 approximately $118 million was invested in fixed maturity securities rated BBB by Standard and Poor's (or similar rating agency). Fixed maturity securities rated BBB may have speculative characteristics and changes in economic conditions or other circumstances are more likely to lead to a weakened capacity of the issuers to make principal and interest payments than is the case with higher rated fixed maturity securities.



At December 31, 1993, approximately 8.4 or $39 million of ML of New York's fixed maturity securities were invested in securities considered non-investment grade. ML of New York defines non-investment grade as unsecured corporate debt obligations which do not have a rating equivalent to Standard and Poor's (or similar rating agency) BBB or higher, and are not guaranteed by an agency of the federal government. Non-investment grade securities are speculative and are subject to significantly greater risks related to the creditworthiness of the issuers and the liquidity of the market for such securities. ML of New York carefully selects, and closely monitors, such investments.


G.  COMPETITION

ML of New York is engaged in a business that is highly competitive because of the large number of stock and mutual life insurance companies and other entities marketing insurance products. There are approximately

2,100 stock, mutual and other types of insurers in the life insurance business in the United States, a number of which are substantially larger than ML of New York.

H.  CERTAIN AGREEMENTS

Investment Management Agreements


ML of New York has entered into an investment management agreement with Merrill Lynch Asset Management, L.P. ("MLAM"), a subsidiary of Merrill Lynch, pursuant to which MLAM provides investment management and related accounting services with respect to ML of New York's publicly traded investments. ML of New York pays a fee to MLAM for these services. ML of New York paid reimbursements of $265,000, $339,000 and $286,000 during 1993, 1992 and 1991, respectively, to
MLAM for such services.



ML of New York and Equitable Capital Management Corporation ("ECMC"), a registered investment adviser, were parties to an agreement pursuant to which ECMC provided investment management and related accounting services to ML of New York. Under the agreement, ML of New York paid ECMC fees based upon the type of asset managed. Through the first three quarters of 1990 ECMC provided investment management services relating to publicly and privately traded securities. During the fourth quarter of 1990 through 1991, ECMC provided services relating only to privately traded securities. This agreement was terminated in 1992. ML of New York paid fees of $50,000 and $167,000 during 1992 and 1991, respectively, to ECMC for such services.


Mortgage Loan Servicing and Investment Advisory Agreements


ML of New York has entered into a mortgage loan servicing agreement with Equitable Real Estate Investment Management, Inc. ("EREIM"), a wholly owned subsidiary of The Equitable, pursuant to which EREIM provides real estate investment advice and related accounting services to ML of New York. ML of New York paid fees of $15,000, $55,000 and 35,000 during 1993, 1992, and 1991, respectively, to EREIM for such services. This agreement was terminated during 1993.



Service Agreement



ML of New York and MLIG are parties to a service agreement pursuant to which MLIG has agreed to provide certain data processing, legal, actuarial, management, advertising and other services to ML of New York. Expenses incurred by MLIG in relation to this service agreement are reimbursed by ML of New York on an allocated cost basis. Charges billed to ML of New York by MLIG pursuant to the agreement were $5.7 million, $5.4 million and $5.0 million during 1993, 1992 and 1991, respectively.



General Agency Agreement



In addition, ML of New York has entered into a general agency agreement with Merrill Lynch Life Agency, Inc. ("MLLA") pursuant to which registered representatives of MLPF&S who are also ML of New York's licensed insurance agents solicit applications for contracts issued by ML of New York. MLLA is paid commissions for the contracts sold by such agents. Commissions paid to MLLA by ML of New York under the general agency agreement were $4.9 million, $1.5 million and $0.9 million during 1993, 1992 and 1991, respectively. (See "Distribution of the Contracts" on page 17.)



I.  EMPLOYEES



ML of New York, by special agreement with the New York State Insurance Department, is required to maintain at its principal office in New York qualified personnel responsible for directing its daily operations including, without limitation, general administrative services, record keeping, accounting, underwriting, claims settlement and marketing. ML of New York has 13 such employees, and the cost of their services is allocated to ML of New York.



Certain officers of ML of New York are also officers of Merrill Lynch Life Insurance Company and their salaries are allocated between the two companies. (See "Directors and Executive Officers" on page 32.)

J.  PROPERTIES


ML of New York's principal office is located at 717 Fifth Avenue, New York, New York, where all of ML of New York's records are maintained. This office space is leased from MLPF&S. In addition, personnel performing services for ML of New York pursuant to its Management Services Agreement operate in MLIG office space. MLIG subleases office space in Jacksonville, Florida to Merrill Lynch Insurance Group Services, Inc. ("MLIGS"), an affiliate of MLIG. MLIGS also subleases certain office space in Springfield, Massachusetts from Monarch Life Insurance Company. MLIG occupies certain office space in Plainsboro, New Jersey through Merrill Lynch. An allocable share of the cost of each of these premises is paid by ML of New York through the service agreement with MLIG.


K.  STATE REGULATION

ML of New York is subject to the laws of the State of New York governing insurance companies and to the regulations of the New York State Insurance Department (the "Department"). A detailed financial statement in the prescribed form (the "Annual Statement") is filed with the Department each year covering ML of New York's operations for the preceding year and its financial condition as of the end of that year. Regulation by the Department includes periodic examination to determine contract liabilities and reserves so that the Department may certify that these items are correct. ML of New York's books and accounts are subject to review by the Department at all times. A full examination of ML of New York's operations is conducted periodically by the Department and under the auspices of the National Association of Insurance Commissioners.

In addition, ML of New York is subject to regulation under the insurance laws of other jurisdictions in which it operates. The laws of the various jurisdictions establish supervisory agencies with broad administrative powers with respect to various matters, including licensing to transact business, overseeing trade practices, licensing agents, approving contract forms, establishing reserve requirements, fixing maximum interest rates on life insurance contract loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements and regulating the type and amounts of investments permitted. ML of New York is required to file the Annual Statement with supervisory agencies in each of the jurisdictions in which it conducts business, and its operations and accounts are subject to examination by these agencies at regular intervals.


The National Association of Insurance Commissioners ("NAIC") has approved and recommended for adoption and implementation several regulatory initiatives designed to improve the surveillance and financial analysis regarding the decrease the risk of insolvency of insurance companies in general. These initiatives include the development and implementation of a risk-based capital formula for determining adequate levels of capital and surplus. The risk-based capital formula may be adopted by the various states in which ML of New York is licensed, but the ultimate context and timing of any statutes and regulations adopted by the states cannot be determined at this time. It is anticipated that the new standards will have no significant effect upon ML of New York. For additional information about the risk-based capital adequacy monitoring system and ML of New York, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources", page 26.


In addition, many states regulate affiliated groups of insurers, such as ML of New York and its affiliates, under insurance holding company legislation. Under such laws, intercompany transfers of assets and dividend payments from insurance subsidiaries may be subject to prior notice or approval, depending on the size of the transfers and payments in relation to the financial positions of the companies involved.


Under insurance guaranty fund laws in most states, insurers doing business therein can be assessed (up to prescribed limits) for contract owner losses incurred by other insurance companies which have become insolvent. Most of these laws provide that an assessment may be excused or deferred if it would threaten an insurer's own financial strength. For information regarding ML of New York's estimated liability for future guaranty fund assessments, see Note 8 of Notes to Financial Statements.



Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Certain insurance products of ML of New

York are subject to various federal securities laws and regulations. In addition, current and proposed federal measures which may significantly affect the insurance business include regulation of insurance company solvency, employee benefit regulation, removal of barriers preventing banks from engaging in the insurance business, tax law changes affecting the taxation of insurance companies and the tax treatment of insurance products and its impact on the relative desirability of various personal investment vehicles.


                        DIRECTORS AND EXECUTIVE OFFICERS

ML of New York's directors and executive officers and their positions with the Company are as follows:


                NAME (AGE)                               POSITION(S) WITH THE COMPANY
- -------------------------------------------    ------------------------------------------------
Anthony J. Vespa (52)......................    Chairman of the Board, President, and Chief
                                               Executive Officer
Joseph E. Crowne (47)......................    Director, Senior Vice President, Chief Financial
                                               Officer, Chief Actuary, and Treasurer
Barry G. Skolnick (42).....................    Director, Senior Vice President, General Counsel
                                               and Secretary
Michael P. Cogswell (39)...................    Director, Vice President, and Senior Counsel
David M. Dunford (45)......................    Director, Senior Vice President and Chief
                                               Investment Officer
John C.R. Hele (35)........................    Director and Senior Vice President
Frederick J.C. Butler (52).................    Director
Sandra K. Cox (45).........................    Director
Robert L. Israeloff (55)...................    Director
Allen N. Jones (51)........................    Director
Cynthia L. Kahn (38).......................    Director
Robert A. King (55)........................    Director
Irving M. Pollack (76).....................    Director
William A. Wilde (51)......................    Director
Robert J. Boucher (48).....................    Senior Vice President, Variable Life
                                               Administration
Melissa Dwyer (30).........................    Vice President



Each director is elected to serve until the next annual meeting of shareholders or until his or her successor is elected and shall have qualified. Some directors have held various executive positions with insurance company subsidiaries of the Company's indirect parent, Merrill Lynch & Co., Inc. From time to time during 1993, legal services were performed by the law firm of Rogers & Wells for ML of New York. Cynthia L. Kahn is a partner of this law firm.


The principal positions of the Company's directors and executive officers for the past five years are listed below:


Mr. Vespa joined ML of New York in February 1994. From February 1991 to February 1994, he held the position of District Director and First Vice President of Merrill Lynch, Pierce, Fenner & Smith Incorporated. From September 1988 to February 1991, he held the position of Senior Resident Vice President of Merrill Lynch, Pierce, Fenner & Smith Incorporated.



Mr. Crowne joined ML of New York in June 1991. From January 1989 to May 1991, he was a Principal with Coopers & Lybrand.



Mr. Skolnick joined ML of New York in November 1989. He joined Merrill Lynch, Pierce, Fenner & Smith Incorporated in July 1984. Since May 1992, he has held the position of Assistant General Counsel of Merrill Lynch & Co., Inc. and First Vice President of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Prior to May 1992, he held the position of Senior Counsel of Merrill Lynch & Co., Inc.

Mr. Dunford joined ML of New York in July 1990. He joined Merrill Lynch, Pierce, Fenner & Smith Incorporated in September 1989. Prior to September 1989, he held the position of President of Travelers Investment Management Co.

Mr. Butler joined ML of New York in April 1991. Since November 1991 he has held the position of Chairman of Butler, Chapman & Co., Inc. Prior to April 1991, he served as Managing Director of the Investment Banking Division of Merrill Lynch & Co., Inc.


Mr. Cogswell has been with ML of New York since November of 1990. Prior to November of 1990, he was an Assistant Counsel of UNUM Life Insurance Company.



Ms. Cox joined ML of New York in February 1991. Prior to February 1991, she served as Annuity Product Manager with Merrill Lynch Life Agency Inc.


Mr. Hele joined ML of New York in September 1990. He joined Merrill Lynch, Pierce, Fenner & Smith Incorporated in August 1988.


Mr. Israeloff joined ML of New York in April 1991. Since 1964, he has been Chairman and Executive Partner of Israeloff, Trattner & Co., CPAs, P.C., a public accounting firm.



Mr. Jones joined ML of New York in June 1992. Since May 1992, he has held the position of Senior Vice President of Merrill Lynch, Pierce, Fenner & Smith Incorporated. From June 1992 to February 1994, he held the position of Chairman of the Board, President, and Chief Executive Officer of ML of New York. From January 1992 to June 1992, he held the position of First Vice President of Merrill Lynch, Pierce, Fenner & Smith Incorporated. From January 1991 to January 1992, he held the position of District Director of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Prior to January 1991, he held the position of Senior Regional Vice President of Merrill Lynch, Pierce, Fenner & Smith Incorporated.



Ms. Kahn joined ML of New York in November 1993. She is a partner at the law firm of Rogers & Wells. She has been associated with Rogers & Wells since 1984.


Mr. King joined ML of New York in April 1991. Since February 1991, he has been Vice President for Finance at Marymount College, Tarrytown, New York. From March 1973 until February 1991, he served as Managing Director of Merrill Lynch Capital Markets.


Mr. Pollack joined ML of New York in April 1991. In 1980, he retired from the Securities and Exchange Commission after thirty years of service, and having served as an SEC Commissioner from 1974 to 1980. Since 1980, he has practiced law and been a private consultant in the securities and capital markets fields.



Mr. Wilde joined ML of New York in March 1991. He joined Merrill Lynch, Pierce, Fenner & Smith Incorporated in 1976. Since 1985, he has been a Director and Vice President of Merrill Lynch Life Agency Inc.



Mr. Boucher joined ML of New York in May 1992. Prior to May 1992, he held the position of Vice President of Monarch Financial Services, Inc. (formerly Monarch Resources, Inc.).



Ms. Dwyer has been with ML of New York since July 1990. Prior to July 1990, she held the position of Supervisor of Tandem Financial Group, Inc.



No shares of ML of New York are owned by any of its directors or officers, as it is a wholly owned subsidiary of Merrill Lynch Insurance Group, Inc. The directors and officers of ML of New York, both individually and as a group, own less than one percent of the outstanding shares of common stock of Merrill Lynch & Co., Inc.


EXECUTIVE COMPENSATION


Certain executive officers and directors of ML of New York are also executive officers and directors of Merrill Lynch Life Insurance Company ("Merrill Lynch Life"), and the salaries of all such individuals are allocated between ML of New York and Merrill Lynch Life.

                   COMPENSATION TABLES AND OTHER INFORMATION


The following tables set forth information with respect to the former Chief Executive Officer of ML of New York. Annual Salary and Bonus for the next four most highly compensated executive officers did not exceed $100,000 for the fiscal year ended December 31, 1993.


                           SUMMARY COMPENSATION TABLE


                                                                                LONG-TERM COMPENSATION
                                                                    -----------------------------------------------
                                                                           AWARDS(1)           PAYOUTS
                                                                    -----------------------   ---------
                                                                    RESTRICTED                LONG-TERM
                                            ANNUAL COMPENSATION       STOCK      SECURITIES   INCENTIVE   ALL OTHER
NAME AND                                  -----------------------     AWARDS     UNDERLYING     PLAN       COMPEN-
PRINCIPAL POSITION                        YEAR   SALARY    BONUS    (2)(3)(4)     OPTIONS      PAYOUTS     SATION
- ----------------------------------------  ----   ------   -------   ----------   ----------   ---------   ---------
Allen N. Jones                            1993   $6,300   $26,100    $  7,975        368         $ 0        $ 893(5)
Chairman of the Board,                    1992        0    35,162      10,580        632           0            0
President and Chief
Executive Officer
(June 1992 through February 1994)



(1) Awards were made in January or February of the succeeding fiscal year for performance in the year indicated.



(2) Amounts shown are for awards granted in February 1994 for performance in 1993, and in February 1993 for performance in 1992. Awards shown include equal number of Restricted Shares and Restricted Units. All awards have been valued for this table using closing prices of Merrill Lynch & Co. Common Stock on the Consolidated Transaction Reporting System on the dates of grant of such awards; the closing price on February 1, 1994, the date of the grant for performance in 1993, was $43.875. Such shares and units generally have four year vesting periods, but can vest earlier upon the achievement of specific cumulative after-tax return on equity ("Cumulative ROE") goals. Specifically, shares and units granted in February 1994 may vest at the end of the 1995 or 1996 fiscal year upon the achievement of a Cumulative ROE of 60%; shares and units granted in February 1993 may vest at the end of the 1994 or the 1995 fiscal year upon the achievement of a Cumulative ROE of 45%.



(3) Dividends are paid on unvested Restricted Shares and dividend equivalents are paid on unvested Restricted Units. Such dividends and dividend equivalents are equal in amount to the dividends paid on shares of Merrill Lynch & Co. Common Stock.



(4) The number and value of Restricted Shares and Restricted Units held by the Chief Executive Officer named in the table as of December 31, 1993 is as follows: Mr. Jones (158 shares and 158 units -- $13,272). These amounts do not include Restricted Shares and Restricted Units awarded in 1994 for performance in 1993.



(5) Amount shown for 1993 consists of the following: (i) contributions made in 1993 by ML of New York to account of employee under the 401(k) Savings & Investment Plan ($63); and (ii) allocations made in 1993 to account of employee under the defined contribution retirement program (including allocations and cash payments made because of limitations imposed by the Internal Revenue Code) ($830).

                       OPTION GRANTS IN LAST FISCAL YEAR


                                    NUMBER OF       % OF TOTAL
                                    SECURITIES       OPTIONS                                         GRANT
                                    UNDERLYING      GRANTED TO        EXERCISE                        DATE
                        FISCAL       OPTIONS       EMPLOYEES IN         PRICE         EXPIRATION    PRESENT
         NAME           YEAR(1)      GRANTED       FISCAL YEAR      ($ PER SHARE)      DATE(2)      VALUE(3)
- ----------------------  -------     ----------     ------------     -------------     ---------     --------
Allen N. Jones            1993          368            .01%            $40.625        1/26/2004      $4,339


- ---------------

(1) Reflects awards made in January 1994 for performance in 1993. Does not include awards made in January 1993 for performance in 1992; these awards were reflected in ML Life of NY's Prospectus for the Contracts dated May 1, 1993.



(2) All options are exercisable as follows: 25% after one year, 50% after two years, 75% after three years, and 100% after four years.



(3) Valued using a modified Black-Scholes option pricing model. The exercise price of each option ($40.625) is equal to the average of the high and low prices on the Consolidated Transaction Reporting System of a share of Merrill Lynch & Co. Common Stock on January 26, 1994, the date of grant. The assumptions used for the variables in the model were: 27% volatility (which is the volatility of the Common Stock for the 36 months preceding grant); a 6.03% risk-free rate of return (which is the yield as of January 26, 1994 (the date of grant) on a U.S. Strip Treasury zero-coupon bond expiring in February 2004); a 2% dividend yield (which was the dividend yield on the date of grant); and a 10-year option term (which is the term of the option when granted). A discount of 25% was applied to the option value yielded by the model to reflect the non-transferability of employee options. The actual gain executives will realize on the options will depend on the future price of the Common Stock and cannot be accurately forecast by application of an option pricing model.



                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR


                          AND FISCAL YEAR-END OPTION VALUES



                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                    OPTIONS                IN-THE-MONEY OPTIONS
                                   SHARES                     AT FISCAL YEAR-END            AT FISCAL YEAR-END
                                 ACQUIRED ON    VALUE     ---------------------------   ---------------------------
             NAME                 EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- -------------------------------  -----------   --------   -----------   -------------   -----------   -------------
Allen N. Jones                        0           $0           0              0             $ 0            $ 0



Directors of ML of New York who are also officers of ML of New York receive no compensation in connection with their service as directors of ML of New York. ML of New York pays to each director who is not also an officer of ML of New York a fee of $500 per meeting. In addition, ML of New York reimburses expenses of directors related to their service as directors of ML of New York. ML of New York paid fees of $6,000 to Mr. Butler, $6,000 to Mr. Israeloff, $1,500 to Ms. Kahn, $12,000 to Mr. King, $10,500 to Mr. Maslin, and $6,000 to Mr. Pollack, each a director who was not an officer of ML of New York, for services rendered to ML of New York in 1993. Total expense reimbursements in 1993 were $616.10.

                               LEGAL PROCEEDINGS

There is no material pending litigation to which ML of New York is a party or of which any of its property is the subject, and there are no legal proceedings contemplated by any governmental authorities against ML of New York of which it has any knowledge.

                                 LEGAL MATTERS

The organization of ML of New York, its authority to issue the Contracts, and the validity of the form of the Contracts have been passed upon by Barry G. Skolnick, ML of New York's Senior Vice President and General Counsel. Sutherland, Asbill & Brennan of Washington, D.C. has provided advice on certain matters relating to federal securities laws.

                                    EXPERTS


The financial statements of ML of New York for each of the three years in the period ended December 31, 1993, included in this Prospectus have been audited by Deloitte & Touche, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Deloitte & Touche's principal business address is 1633 Broadway, New York, New York 10019-6754.


                             REGISTRATION STATEMENT

Registration statements have been filed with the Securities and Exchange Commission under the Securities Act of 1933 that relate to the Contract. This Prospectus does not contain all of the information in the registration statements as permitted by Securities and Exchange Commission regulations. The omitted information can be obtained from the Securities and Exchange Commission's principal office in Washington, D.C., upon payment of a prescribed fee.

INDEPENDENT AUDITORS' REPORT



The Board of Directors of
ML Life Insurance Company of New York:

We have audited the accompanying balance sheets of ML Life Insurance Company of New York (the "Company"), a wholly-owned subsidiary of Merrill Lynch Insurance Group, Inc., as of December 31, 1993 and 1992 and the related statements of earnings, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1993 and 1992 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

As  discussed in Note 1 to the financial statements, in 1993  the
Company   changed   its   method  of   accounting   for   certain
investments in debt and equity securities to conform with Statement of Financial Accounting Standards No. 115.




/s/Deloitte & Touche

February 28, 1994

ML LIFE INSURANCE COMPANY OF NEW YORK
(A wholly-owned subsidiary of Merrill Lynch Insurance Group, Inc.)
- ------------------------------------------------------------------
BALANCE SHEETS
AS OF DECEMBER 31, 1993 AND 1992
(Dollars in Thousands)
==============================================================================

ASSETS                                                                        1993           1992
                                                                              ----           ----
INVESTMENTS:
 Fixed maturity securities available for sale, at estimated fair value
   (amortized cost: 1993 - $442,008; 1992 - $63,568)                      $   458,916    $    63,980
 Fixed maturity securities to be held to maturity, at amortized cost
   (estimated fair value: 1992 - $587,970)                                          0        570,243
 Equity securities available for sale, at estimated fair value
   (cost: 1993 - $8,387; 1992 - $9,080)                                         7,195          9,202
 Mortgage loans on real estate                                                 17,627         22,110
 Policy loans on insurance contracts                                           73,380         66,037
                                                                          ------------   ------------
          Total Investments                                                   557,118        731,572

CASH AND CASH EQUIVALENTS                                                      27,464         41,122
ACCRUED INVESTMENT INCOME                                                      10,164         14,021
DEFERRED POLICY ACQUISITION COSTS                                              24,036         27,127
FEDERAL INCOME TAXES - DEFERRED                                                10,468          7,537
REINSURANCE RECEIVABLES                                                         1,685            187
OTHER ASSETS                                                                    3,765          3,397
SEPARATE ACCOUNTS ASSETS                                                      410,613        277,725
                                                                          ------------   ------------




TOTAL ASSETS                                                              $ 1,045,313   $ 1,102,688
                                                                          ============  ============






See notes to financial statements.



LIABILITIES AND STOCKHOLDER'S EQUITY                                          1993           1992
                                                                              ----           ----
LIABILITIES:
 POLICY LIABILITIES AND ACCRUALS:
   Policyholders' account balances                                        $   523,382    $   720,335
   Claims and claims settlement expenses                                        5,614          3,340
                                                                          ------------   ------------
          Total policy liabilities and accruals                               528,996        723,675

 OTHER POLICYHOLDER FUNDS                                                       1,200             71
 OTHER LIABILITIES                                                              5,641          1,153
 FEDERAL INCOME TAXES - CURRENT                                                   864            691
 PAYABLE TO AFFILIATES - NET                                                    5,223          7,146
 SEPARATE ACCOUNTS LIABILITIES                                                410,613        277,705
                                                                          ------------   ------------
          Total Liabilities                                                   952,537      1,010,441
                                                                          ------------   ------------




STOCKHOLDER'S EQUITY:
 Common stock, $10 par value - 220,000 shares
   authorized, issued and outstanding                                           2,200          2,200
 Additional paid-in capital                                                    83,006         83,006
 Retained earnings                                                              8,497          6,689
 Net unrealized investment gain (loss)                                           (927)           352
                                                                          ------------   ------------
          Total Stockholder's Equity                                           92,776         92,247
                                                                          ------------   ------------

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                                $ 1,045,313    $ 1,102,688
                                                                          ============   ============

ML LIFE INSURANCE COMPANY OF NEW YORK
(A wholly-owned subsidiary of Merrill Lynch Insurance Group, Inc.)
- ------------------------------------------------------------------
STATEMENTS OF EARNINGS
FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
(Dollars in Thousands)
==============================================================================

                                                                              1993           1992          1991
                                                                              ----           ----          ----
REVENUES:
 Investment revenue:
   Net investment income                                                  $    50,661    $    65,378    $    69,965
   Net realized investment gains (losses)                                       6,131           (434)        (9,685)
 Policy charge revenue                                                          8,387          7,683          7,162
                                                                          ------------   ------------   ------------
        Total Revenues                                                         65,179         72,627         67,442
                                                                          ------------   ------------   ------------
BENEFITS AND EXPENSES:
 Interest credited to policyholders' account
   balances                                                                    44,425         57,812         57,193
 Market value adjustment expense                                                  642             25              2
 Policy benefits (reinsurance recoveries: 1993 - $2,192
   1992 - $953; 1991 - $455)                                                    1,729            594            839
 Reinsurance premium ceded                                                      1,182          1,070          1,179
 Amortization of deferred policy acquisition costs                              9,523          8,219          7,789
 Insurance expenses and taxes                                                   5,278          4,539          5,355
                                                                          ------------   ------------   ------------
        Total Benefits and Expenses                                            62,779         72,259         72,357
                                                                          ------------   ------------   ------------
        Earnings (Loss) Before Federal Income
          Tax Provision (Benefit)                                               2,400            368         (4,915)
                                                                          ------------   ------------   ------------

FEDERAL INCOME TAX PROVISION (BENEFIT):
 Current                                                                        2,842          2,373          6,475
 Deferred                                                                      (2,250)        (2,196)        (8,169)
                                                                          ------------   ------------   ------------
        Total Federal Income Tax Provision (Benefit)                              592            177         (1,694)
                                                                          ------------   ------------   ------------

NET EARNINGS (LOSS)                                                       $     1,808    $       191    $    (3,221)
                                                                          ============   ============   ============








See notes to financial statements.

ML LIFE INSURANCE COMPANY OF NEW YORK
(A wholly-owned subsidiary of Merrill Lynch Insurance Group, Inc.)
- ------------------------------------------------------------------
STATEMENTS OF STOCKHOLDER'S EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
(Dollars in Thousands)
==============================================================================

                                                                                            Net
                                                           Additional                    unrealized        Total
                                               Common        paid-in       Retained      investment     stockholder's
                                               stock         capital       earnings      gain (loss)       equity
                                            ------------   ------------   ------------   ------------   ------------
BALANCE, JANUARY 1, 1991                    $     2,200    $    56,289    $     9,719    $      (799)   $    67,409

 Capital contribution                                           26,717                                       26,717
 Net loss                                                                      (3,221)                       (3,221)
 Net unrealized investment loss                                                                 (274)          (274)
                                            ------------   ------------   ------------   ------------   ------------

BALANCE, DECEMBER 31, 1991                        2,200         83,006          6,498         (1,073)        90,631

 Net earnings                                                                     191                           191
 Net unrealized investment gain                                                                1,425          1,425
                                            ------------   ------------   ------------   ------------   ------------

BALANCE, DECEMBER 31, 1992                        2,200         83,006          6,689            352         92,247

 Net earnings                                                                   1,808                         1,808
 Net unrealized investment loss (1)                                                           (1,279)        (1,279)
                                            ------------   ------------   ------------   ------------   ------------

BALANCE, DECEMBER 31, 1993                  $     2,200    $    83,006    $     8,497    $     ( 927)   $    92,776
                                            ============   ============   ============   ============   ============



(1) Asset gains less adjustment of policyholders' account balances and deferred policy acquisition costs (See Note 1).
















See notes to financial statements.

ML LIFE INSURANCE COMPANY OF NEW YORK
(A wholly-owned subsidiary of Merrill Lynch Insurance Group, Inc.)
- ------------------------------------------------------------------
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
(Dollars in Thousands)
==============================================================================

                                                                               1993           1992           1991
                                                                               ----           ----           ----
OPERATING ACTIVITIES:
 Net earnings (loss)                                                      $     1,808    $       191    $    (3,221)
   Adjustments to reconcile net earnings (loss) to net
     cash and cash equivalents provided (used)
     by operating activities:
     Amortization of deferred policy acquisition
      costs                                                                     9,523          8,219          7,789
     Capitalization of policy acquisition costs                                (7,252)        (2,539)       (14,542)
     Amortization of fixed maturity securities                                    918            366         (1,553)
     Net realized investment (gains) losses                                    (6,131)           434          9,685
     Interest credited to policyholders' account balances                      44,425         57,812         57,193
     Provision (benefit) for deferred Federal
      income tax                                                               (2,250)        (2,196)        (8,169)
     Cash and cash equivalents provided (used) by
      changes in operating assets and liabilities:
      Accrued investment income                                                 3,857            (27)        (1,715)
      Policy liabilities and accruals                                           2,273            448          7,825
      Federal income taxes - current                                              173            873          5,381
      Other policyholder funds                                                  1,129             63           (744)
      Payable/receivable from affiliates - net                                 (1,923)        10,149         (3,844)
     Policy loans                                                              (7,343)       (12,342)        (5,172)
     Other, net                                                                 2,644         (2,501)         4,941
                                                                          ------------   ------------   ------------
      Net cash and cash equivalents provided
        by operating activities                                                41,851         58,950         53,854
                                                                          ------------   ------------   ------------
INVESTING ACTIVITIES:
 Fixed maturity securities sold                                               166,033        177,835        312,618
 Fixed maturity securities matured                                            280,484        195,691         54,073
 Fixed maturity securities purchased                                         (251,522)      (323,172)      (439,134)
 Equity securities available for sale purchased                                  (109)          (665)       (15,176)
 Equity securities available for sale sold                                      2,885         11,886              0
 Mortgage loans on real estate principal payments received                      4,425          1,000              0
 Mortgage loans on real estate acquired                                             0           (124)          (123)
                                                                          ------------   ------------   ------------
      Net cash and cash equivalents provided (used) by
        investing activities                                                  202,196         62,451        (87,742)
                                                                          ------------   ------------   ------------


                                                           (Continued)

ML LIFE INSURANCE COMPANY OF NEW YORK
(a wholly-owned subsidiary of Merrill Lynch Insurance Group, Inc.)
- ------------------------------------------------------------------
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
(Concluded) (Dollars In Thousands)
==============================================================================

<Caption
                                                                              1993          1992           1991
                                                                              ----          ----           ----
FINANCING ACTIVITIES:
 Paid in capital from parent                                              $         0    $         0    $    26,717
 Policyholders' account balances:
   Deposits                                                                    33,953          5,985         23,374
   Withdrawals (net of transfers to Separate Accounts)                       (291,658)      (105,082)       (24,503)
                                                                          ------------   ------------   ------------
      Net cash and cash equivalents provided
        (used) by financing activities                                       (257,705)       (99,097)        25,588
                                                                          ------------   ------------   ------------

NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                                                             (13,658)        22,304         (8,300)

CASH AND CASH EQUIVALENTS:
 Beginning of year                                                             41,122         18,818         27,118
                                                                          ------------   ------------   ------------

 End of year                                                              $    27,464    $    41,122    $    18,818
                                                                          ============   ============   ============





















See notes to financial statements.

ML LIFE INSURANCE COMPANY OF NEW YORK
(A  wholly-owned  subsidiary of Merrill  Lynch  Insurance  Group, Inc.)
- -----------------------------------------------------------------------


NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
=======================================================================

NOTE 1:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Reporting: ML Life Insurance Company of New York (the "Company") is a wholly-owned subsidiary of Merrill Lynch Insurance Group, Inc. ("MLIG"). The Company is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch & Co.").

 The Company sells life insurance and annuity products which comprise one business segment. The primary products that the Company currently markets are immediate annuities, market value adjusted annuities, variable life insurance and variable annuities. The Company is licensed to sell insurance in nine states, however, it currently limits its marketing activities to the State of New York. The Company markets its products solely through the Merrill Lynch & Co. retail network.

 The accompanying financial statements have been prepared in conformity with generally accepted accounting principles for stock life insurance companies.

 Revenue Recognition: Revenues for the Company's interest sensitive life, interest sensitive annuity, variable life and variable annuity products consist of policy charges for the cost of insurance, deferred sales charges, policy administration charges and/or withdrawal charges assessed against policyholder account balances during the period.

 Policyholders' Account Balances: Liabilities for the Company's universal life type contracts, including its life insurance and annuity products, are equal to the full accumulation value of such contracts as of the valuation date plus deficiency reserves for certain products. Interest crediting rates for the Company's fixed rate products are as follows:

 Interest sensitive life products        4.0% -  9.0%
 Interest sensitive deferred annuities   4.0% -  9.0%
 Immediate annuities                     4.0% - 10.0%

 These rates may be changed at the option of the Company, subject to minimum guarantees, after initial guaranteed rates expire.

 Liabilities for unpaid claims equal the death benefit for  those claims  which have been reported to the Company and an  estimate
 based   upon  prior  experience  for  those  claims  which   are
 unreported as of the valuation date.

 Reinsurance: Effective during 1992, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 113 "Accounting and Reporting for Reinsurance of Short Duration and Long Duration Contracts" ("SFAS No. 113") which requires that reinsurance receivables and prepaid reinsurance premium ceded be reported as assets. SFAS No. 113 eliminates the practice by insurance enterprises of reporting assets and liabilities relating to reinsured contracts net of the effects of
 reinsurance.   The  impact  of  adopting  SFAS  No. 113  was not
 material.

 In the normal course of business, the Company seeks to limit its exposure to loss on any single insured life and to recover a portion of benefits paid by ceding reinsurance to other insurance enterprises or reinsurers under indemnity reinsurance agreements, primarily excess coverage and coinsurance agreements. On life insurance contracts which the Company is currently marketing, the maximum amount of mortality risk retained by the Company is $500,000 on a single life.

 Indemnity reinsurance agreements do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the
 Company. The Company regularly evaluates the financial condition of its reinsurers so as to minimize its exposure to significant losses from reinsurer insolvencies. The Company holds collateral under reinsurance agreements in the form of letters of credit and amounts withheld totaling $230,000 that can be drawn upon for delinquent reinsurance recoverables.

 As of December 31, 1993, the Company had life insurance in-force which was ceded to other life insurance companies of $168,098,000.

 Deferred Policy Acquisition Costs: Policy acquisition costs for life and annuity contracts are deferred and amortized based on the estimated future gross profits for each group of contracts. These future gross profit estimates are subject to periodic evaluation by the Company, with necessary revisions applied against amortization to date.

 Policy acquisition costs are principally commissions and a portion of certain other expenses relating to policy acquisition, underwriting and issuance, which are primarily related  to  and  vary  with  the production  of  new  business.
 Certain costs and expenses reported in the statements of earnings are net of amounts deferred. Policy acquisition costs can also arise from the acquisition or reinsurance of existing in-force policies from other insurers. These costs include ceding commissions and professional fees related to the reinsurance assumed.

 Included  in  deferred policy acquisition costs are those  costs related to the acquisition by assumption reinsurance of insurance contracts from unaffiliated insurers. The deferred costs will be amortized in proportion to the future gross profits over the anticipated life of the acquired insurance contracts utilizing an interest methodology.

 In December 1990, the Company entered into an assumption reinsurance agreement with a non-affiliated insurer (See Note
 6). The acquisition costs relating to this agreement are being amortized over a twenty-year period using an effective interest rate of 9.01%. This reinsurance agreement provides for payment of contingent ceding commissions based upon the persistency and mortality experience of the insurance contracts assumed. Any payments made for the contingent ceding commissions will be capitalized and amortized using an identical methodology as that used for the initial acquisition costs. The following is a reconciliation of the acquisition costs for the reinsurance transaction for the three years ended December 31,:

                                                1993           1992           1991
                                                ----           ----           ----
                                                          (In Thousands)
Beginning balance                           $    16,925    $    18,193    $     3,593
Capitalized amounts                                 843            533         16,900
Interest accrued                                  1,478          1,865          1,704
Amortization                                     (3,632)        (3,666)        (4,004)
                                            ------------   ------------   ------------

Ending balance                              $    15,614    $    16,925    $    18,193
                                            ============   ============   ============

 The  following table presents the expected amortization of these
 deferred  acquisition  costs over  the  next  five  years.   The
 amortization may be adjusted based on periodic evaluation of the expected gross profits on the reinsured policies.


                  1994         $2,268,000
                  1995          2,160,000
                  1996          1,944,000
                  1997          1,512,000
                  1998          1,075,000


 Investments:   Effective  December 31,  1993,  the  Company  has
 adopted SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). In compliance with SFAS No. 115, the Company classifies its investments in
 fixed   maturity  securities  and  equity  securities   in   the
 available  for  sale  category. Available  for  sale  securities
 include  both  fixed  maturity  and  equity  securities.   These
 securities may be sold for the Company's general liquidity needs, asset/liability management strategy, credit dispositions and investment opportunities. These securities are carried at estimated fair value with unrealized gains and losses included in stockholder's equity (net of tax). If a decline in value of a security is determined by management to be other than temporary, the carrying value is adjusted to the estimated fair value at the date of this determination and recorded in the net realized investment gains (losses) caption of the statement of earnings.

 SFAS No. 115 allows securities to be carried at amortized cost if the Company has both the ability and intent to hold these securities to maturity. The Company has determined that it can not guarantee that it will not have the need or opportunity to sell any particular security in its investment holdings. As such, the Company did not utilize this classification as of December 31, 1993. Additionally, SFAS No. 115 requires that securities held for short-term sale are to be carried at fair value with the change in fair value being recorded as a component of the statement of earnings. The Company has no securities at December 31, 1993 that are held for this purpose.

 In compliance with a recent Securities and Exchange Commissions ("SEC") staff announcement, the Company has recorded certain adjustments to deferred policy acquisition costs and policyholders' account balances in conjunction with its adoption of SFAS No. 115. The SEC requires that companies adjust those assets and liabilities that would have been adjusted had the unrealized investment gains or losses from securities classified as available for sale actually been realized with corresponding credits or charges reported directly to shareholder's equity. Accordingly, deferred policy acquisition costs have been decreased by $818,000 and policyholders' account balances have been increased by $16,327,000 as of December 31, 1993.

 As of December 31, 1992, the Company classified its investments in fixed maturity securities as either "to be held to maturity" or "available for sale." Fixed maturity securities to be held to maturity were stated in the balance sheets at amortized cost. Fixed maturity securities available for sale were stated at estimated fair value. The net unrealized gains and losses on these securities are reflected as a component of stockholder's equity.

 For fixed maturity securities, premiums are amortized to the earlier of the call or maturity date, discounts are accrued to the maturity date and interest income is accrued daily.
 Realized gains and losses on the sale or maturity of the investment are determined on the basis of identified cost.

 Fixed maturity securities may contain securities which are considered high yield. The Company defines high yield fixed maturity securities as unsecured corporate debt obligations which do not have a rating equivalent to Standard and Poor's (or similar rating agency) BBB or higher, and are not guaranteed by an agency of the federal government. Probable losses are recognized in the period that a decline in value is determined to be other than temporary.

 Mortgage  loans  on real estate are stated at  unpaid  principal balances net of valuation allowances. Such valuation allowances are based on the decline in value expected by management to be realized on in-substance foreclosures of mortgage loans and on mortgage loans which management believes may not be collectible in full. In establishing valuation allowances management considers, among other things, the estimated fair value of the underlying collateral.

 The Company has previously made mortgage loans collateralized by real estate. The return on and the ultimate recovery of these loans and investments are generally dependent on the successful operation, sale or refinancing of the real estate. In many parts of the country, current real estate markets are characterized by above-normal vacancy rates, a lack of ready sources or credit for real estate financing, reduced or declining real estate values, and similar factors.

 The Company employs a system to monitor the effects of current and expected market conditions and other factors when assessing the collectability of mortgage loans. When, in management's judgment, these assets are impaired, appropriate losses are recorded. Such estimates necessarily include assumptions, which may include anticipated improvements in selected market conditions for real estate, which may or may not occur. The more significant assumptions management considers involve estimates of the following: lease, absorption and sales rates; real estate values and rates of return; operating expenses; inflation; and sufficiency of any collateral independent of the real estate.

 Resulting  from  the Company's management and valuation  of  its mortgage  loans  on  real estate, management believes  that  the
 carrying   value   approximates  the   fair   value   of   these
 investments.

 During 1993 the Financial Accounting Standards Board issued SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"). SFAS No. 114 requires that for impaired loans, the impairment shall be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral. Impairments of mortgage loans on real estate are established as valuation allowances and recorded to net realized investment gains (losses). SFAS No. 114 must be adopted for fiscal years beginning after December 15, 1994. The Company has decided not to early adopt this statement. The Company estimates that the impact on both financial position and earnings from adopting SFAS No. 114 would be immaterial.

 Policy loans on insurance contracts are stated at unpaid principal balances. The Company estimates the fair market value of policy loans as equal to the book value of the loans. Policy loans are fully collateralized by the account value of the associated insurance contracts, and the spread between the policy loan interest rate and the interest rate credited to the account value held as collateral is fixed.

 Fair Value of Financial Instruments: Beginning in 1992, the Company adopted SFAS No. 107 "Disclosures about Fair Value of Financial Instruments", which requires companies to report the fair value of financial instruments for certain assets and liabilities both on and off-balance sheet.

 Federal Income Taxes: Effective the first quarter 1992, the Company adopted SFAS No. 109 "Accounting for Income Taxes" ("SFAS No. 109") which requires an asset and liability method in recording income taxes on all transactions that have been recognized in the financial statements. SFAS No. 109 provides that deferred taxes be adjusted to reflect tax rates at which future tax liabilities or assets are expected to be settled or
 realized.   Previously, the Company accounted for  income  taxes
 in accordance with SFAS No. 96, "Accounting for Income Taxes." The effect of adopting SFAS No. 109 was not material.

 Separate Accounts: The Separate Accounts are established in conformity with New York insurance law, the Company's domiciliary state, and under such law, if and to the extent provided under the applicable insurance contracts, assets held in the Separate Accounts equal to the reserves and other contract liabilities with respect to the Separate Accounts may not be chargeable with liabilities that arise from any other business of the Company. Separate Accounts assets may be subject to General Account claims only to the extent the value of such assets exceeds the Separate Accounts liabilities.

 Assets and liabilities of the Separate Accounts, representing net deposits and accumulated net investment earnings less fees, held for the benefit of policyholders, are shown as separate captions in the balance sheets. Assets held in the Separate Accounts are carried at quoted market value.

 The carrying value for Separate Accounts assets and liabilities approximates the estimated fair value of the underlying assets.

 Postretirement Benefits Other Than Pensions: During the fourth quarter 1992, the Company adopted SFAS No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions " ("SFAS No. 106"). SFAS No. 106 requires the accrual of postretirement benefits (such as health care benefits) during the years an employee provides service. Prior to 1992, the cost of these benefits were expensed on a pay-as-you-go basis when such cost was allocated from MLIG as a component of the Company's operating expenses. The effect of adopting SFAS No. 106 was minimal.

 Statements of Cash Flows: For the purpose of reporting cash flows, cash and cash equivalents includes cash on hand and on deposit and short-term investments with original maturities of three months or less.

 The  carrying  amounts  approximate  the estimated fair value of
 cash   and  cash-equivalents.

 Reclassifications:  To facilitate comparisons with  the  current
 year,   certain   amounts   in  the  prior   years   have   been
 reclassified.

NOTE 2:   INVESTMENTS

 The amortized cost (original cost for equity securities) less valuation allowances and estimated fair value of investments in fixed maturity securities and equity securities as of December
 31 are:

                                                                                    1993
                                                                                    ----
                                                            Amortized
                                                            Cost less       Gross          Gross        Estimated
                                                            Valuation     Unrealized     Unrealized        Fair
                                                            Allowances      Gains          Losses          Value
                                                           ------------   ------------   ------------   ------------
                                                                                (In Thousands)
  Fixed maturity securities available for sale:
   Corporate securities                                    $   284,710    $    13,726    $     3,204    $   295,232
   Mortgage-backed securities                                  149,834          6,209            216        155,827
   U.S. Treasury securities and obligations of
   U.S. government corporations and
    agencies                                                     3,964            349             24          4,289
   Obligations of states and political
    subdivisions                                                 3,500             68              0          3,568
                                                           ------------   ------------   ------------   ------------
      Total fixed maturity securities
        available for sale                                 $   442,008    $    20,352    $     3,444    $   458,916
                                                           ============   ============   ============   ============

  Equity securities available for sale:
   Common stocks                                           $     2,392    $       106    $       438     $    2,060
   Non-redeemable preferred stocks                               5,995          1,002          1,862          5,135
                                                           ------------   ------------   ------------   ------------
      Total equity securities available for sale           $     8,387    $     1,108    $     2,300     $    7,195
                                                           ============   ============   ============   ============

                                                                                     1992
                                                                                     ----
                                                           Amortized
                                                           Cost less         Gross          Gross         Estimated
                                                           Valuation       Unrealized     Unrealized        Fair
                                                           Allowances        Gains          Losses          Value
                                                           ------------   ------------   ------------   ------------
                                                                                (In Thousands)
  Fixed maturity securities to be held to
   maturity:
   Corporate securities                                    $   290,905    $    12,328    $     2,017    $   301,216
   Mortgage-backed securities                                  265,840          8,390            951        273,279
   U.S. Treasury securities and obligations of
    U.S. government corporations and
    agencies                                                    12,713            298            374         12,637
   Obligations of states and political
    subdivisions                                                   785             53              0            838
                                                           ------------   ------------   ------------   ------------
      Total fixed maturity securities to be held
        to maturity                                        $   570,243    $    21,069    $     3,342    $   587,970
                                                           ============   ============   ============   ============

                                                                                      1992
                                                                                      ----
                                                            Amortized
                                                            Cost less         Gross         Gross        Estimated
                                                            Valuation      Unrealized     Unrealized       Fair
                                                            Allowances        Gains         Losses         Value
                                                           ------------   ------------   ------------   ------------
                                                                                 (In Thousands)
  Fixed maturity securities available for sale:
   Corporate securities                                    $    34,312    $       745    $       419    $    34,638
   Mortgage-backed securities                                   29,256            451            365         29,342
                                                           ------------   ------------   ------------   ------------
      Total fixed maturity securities
        available for sale                                 $    63,568    $     1,196    $       784    $    63,980
                                                           ============   ============   ============   ============

  Equity securities available for sale:
   Common stocks                                           $     2,488    $        40    $       452    $     2,076
   Non-redeemable preferred stocks                               6,592          1,131            597          7,126
                                                           ------------   ------------   ------------   -----------
      Total equity securities available for sale           $     9,080    $     1,171    $     1,049    $     9,202
                                                           ============   ============   ============   ============

 For publicly traded securities, the estimated fair value is determined using quoted market prices. For securities without a readily ascertainable market value, the Company has determined an estimated fair value using a discounted cash flow approach including provisions for credit risk, based upon the assumption that such securities will be held to maturity. Such estimated fair values do not necessarily represent the values for which these securities could have been sold at the dates of the balance sheets. At December 31, 1993 and 1992, respectively, securities without a readily ascertainable market value, having an amortized cost less valuation allowances of approximately $125,783,000 and $163,829,000, had an estimated fair value of approximately $131,917,000 and $173,057,000, respectively.

 The amortized cost less valuation allowance and estimated fair value of fixed maturity securities available for sale at December 31, 1993 by contractual maturity are shown below:

                                                            Amortized
                                                            Cost Less      Estimated
                                                            Valuation        Fair
                                                            Allowances       Value
                                                           -----------    -----------
                                                                  (In Thousands)
 Fixed maturity securities available for sale:
  Due in one year or less                                  $    15,935    $    16,257
  Due after one year through five years                        105,084        110,813
  Due after five years through ten years                       134,039        136,697
  Due after ten years                                           37,116         39,322                                   292,174
  Mortgage-backed securities                                   149,834        155,827
                                                           ------------   ------------
    Total fixed maturity securities available
      for sale                                             $   442,008    $   458,916
                                                           ============   ============

 Fixed maturity securities not due at a single maturity date have been included in the preceding table in the year of final maturity. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

 The Company's investment in mortgage loans on real estate consists principally of loans collateralized by commercial real estate. The largest concentrations of commercial real estate mortgage loans are for properties located in California ($7,474,000 or 40%) and Maryland ($7,000,000 or 38%).

 Net investment income arose from the following sources for the years ended December 31,:

                                                                1993           1992           1991
                                                                ----           ----           ----
                                                                          (In Thousands)
  Fixed maturity securities                                $    45,667    $    59,036    $    62,924
  Equity securities available for sale                             113            499            372
  Mortgage loans on real estate                                  1,924          2,309          2,478
  Policy loans                                                   3,487          3,029          2,491
  Cash equivalents                                                 476          1,034          1,907
  Other                                                           (144)         1,310            246
                                                           ------------   ------------   ------------
  Gross investment income                                       51,523         67,217         70,418
  Less expenses                                                   (862)        (1,839)          (453)
                                                           ------------   ------------   ------------

  Net investment income                                    $    50,661    $    65,378    $    69,965
                                                           ============   ============   ============

 Net realized investment gains (losses), including changes in valuation allowances, determined by specific identification for the years ended December 31,:

                                                               1993           1992            1991
                                                               ----           ----            ----
                                                                          (In Thousands)
  Fixed maturity securities                                $     4,108    $     4,069    $    (7,789)
  Equity securities available for sale                           2,081         (2,710)        (1,896)
  Mortgage loans on real estate                                    (58)        (1,793)             0
                                                           ------------   ------------   ------------

  Net realized investment gains (losses)                   $     6,131    $     ( 434)   $    (9,685)
                                                           ============   ============   ============

 Valuation allowances have been established to reflect other than
 temporary declines in estimated fair value  of   the   following
 classifications of investments as of December 31,:

                                                               1993           1992
                                                               ----           ---
                                                                 (In Thousands)
  Fixed maturity securities to be held to maturity         $         0    $     9,119
  Fixed maturity securities available for sale                   8,881              0
  Equity securities available for sale                           1,502          1,502
  Mortgage loans on real estate                                    848            790
                                                           ------------   ------------

                                                           $    11,231    $    11,411
                                                           ============   ============

 Proceeds, gains and losses from the sale or maturity of fixed maturity securities available for sale and held to maturity for the years ended December 31,:

                                                               1993           1992           1991
                                                               ----           ----           ----
                                                                         (In Thousands)
 Proceeds                                                  $   446,517    $   373,526    $   366,691
 Realized investment gains                                       4,546          5,469          6,304
 Realized investment losses                                        438          3,206          7,864


 The Company held investments at December 31, 1993 of $4,550,000 which have been non-income producing for the preceding twelve months.

 The   Company  had  investment  securities  of  $1,118,000   and
 $645,000 held on deposit with insurance regulatory authorities at December 31, 1993 and 1992, respectively.

 The  Company  has  restructured the  terms  of  certain  of  its investments  in  mortgage  loans on  real  estate  in  1993  and certain of its fixed maturity securities during 1992. The following table provides the amortized cost less valuation allowances immediately prior to restructuring, gross interest income that would have been earned had the loans been current per their original terms ("Expected Income") and gross interest income recorded during the year ("Actual Income") and equity interests which are received in the restructuring:

                                                               1993           1992
                                                               ----           ----
                                                                 (In Thousands)
  Fixed maturity securities:
   Amortized cost less valuation allowances                $         0    $     3,073
   Expected income                                                   0            678
   Actual income                                                     0            117
   Equity interest received                                          0            668

  Mortgage loans on real estate:
   Amortized cost less valuation allowance                 $     5,475    $         0
   Expected income                                                 442              0
   Actual Income                                                   411              0

NOTE   3:  FEDERAL INCOME TAXES

 The  Company  is taxed as a life insurance company according  to
 the  Federal  Income Tax Reform Act of 1986,  as  amended.   The
 Company's tax return is not consolidated with any other entity.

 The following is a reconciliation of the provision for income taxes, computed using the Federal statutory tax rate, with the provision for income taxes for the three years ended December
 31,:

                                                               1993           1992          1991
                                                               ----           ----          ----
                                                                          (In Thousands)
  Provision for income taxes computed at Federal
   statutory rate                                          $       840    $       125    $    (1,671)

  Increase (decrease) in income taxes resulting from:
     Federal tax rate increase                                    (227)
     Other                                                         (21)            52            (23)
                                                           ------------   ------------   ------------

       Federal income tax provision (benefit)              $       592    $       177    $    (1,694)
                                                           ============   ============   ============

 The Federal statutory rate for 1993, 1992 and 1991 was 35%, 34% and 34%, respectively.

 The Company provides for deferred income taxes resulting from temporary differences which arise from recording certain transactions in different years for income tax reporting purposes than for financial reporting purposes. The sources of these differences and the tax effect of each were as follows:

                                                               1993           1992           1991
                                                               ----           ----           ----
                                                                          (In Thousands)
  Deferred policy acquisition costs                        $    (1,184)   $    (2,094)   $    (1,604)
  Policyholders' account balances                                 (969)         1,700         (2,768)
  Investment adjustments                                          (100)        (1,093)        (2,055)
  Other                                                              3           (709)        (1,742)
                                                           ------------   ------------   ------------
  Deferred Federal income tax
   provision (benefit)                                     $    (2,250)   $    (2,196)   $    (8,169)
                                                           ============   ============   ============

 Deferred tax assets and liabilities as of December 31 are determined as follows:

                                                               1993           1992
                                                               ----           ----
                                                                  (In Thousands)
  Deferred tax assets:
   Policyholders' account balances                         $     9,848    $     8,879
   Investment adjustments                                        5,143          5,043
                                                           ------------   ------------
      Total deferred tax asset                                  14,991         13,922
                                                           ------------   ------------

  Deferred tax liabilities:
   Deferred policy acquisition costs                             4,283          5,467
   Net unrealized investment gain (loss)                          (500)           181
   Other                                                           740            737
                                                           ------------   ------------
      Total deferred tax liability                               4,523          6,385
                                                           ------------   ------------

      Net deferred tax asset                               $    10,468    $     7,537
                                                           ============   ============

 The Company anticipates that all deferred tax assets will be realized, therefore no valuation allowance has been provided.

 The Company paid Federal income taxes of $2,668,000, $1,500,000 and $1,095,000 in 1993, 1992 and 1991, respectively.


NOTE 4:  RELATED PARTY TRANSACTIONS

The Company and MLIG are parties to a service agreement whereby MLIG has agreed to provide certain data processing, legal, actuarial, management, advertising and other services to the Company. Expenses incurred by MLIG in relation to this service agreement are reimbursed by the Company on an allocated cost basis. Charges billed to the Company by MLIG pursuant to the agreement were $5,688,000, $5,403,000 and $5,034,000 for the years ended December 31, 1993, 1992 and 1991 respectively.

The Company and Merrill Lynch Asset Management, L.P. ("MLAM") are
parties to a service agreement whereby MLAM has agreed to provide
certain  invested asset management services to the Company.   The

Company pays a fee to MLAM for these services through the MLIG service agreement.

The Company and Merrill Lynch Trust Company ("ML Trust") are parties to an agreement whereby the Company retains ML Trust to hold certain invested assets upon the terms and conditions of the agreement. ML Trust is paid a fee based on its current fee schedule.

The Company has a general agency agreement with Merrill Lynch Life Agency Inc. ("MLLA") whereby registered representatives of Merrill Lynch, Pierce, Fenner and Smith, Inc. ("MLPF&S") who are the Company's licensed insurance agents, solicit applications for contracts to be issued by the Company. MLLA is paid commissions for the contracts sold by such agents. Commissions paid to MLLA were approximately $4,927,000, $1,469,000 and $864,000 for 1993,
1992 and 1991, respectively. Substantially all of these fees were capitalized as deferred policy acquisition costs and are being amortized in accordance with the policy discussed in Note 1.

In connection with the acquisition of a block of variable life insurance business from Monarch Life Insurance Company ("Monarch Life"), the Company borrowed funds from Merrill Lynch & Co. to partially finance the transaction. As of December 31, 1993 and 1992, the outstanding balance of these loans was approximately $5,550,000 and $7,200,000, respectively. Approximately $1,650,000 and $4,600,000 was repaid on these loans during 1993 and 1992, respectively. Interest was calculated on these loans at LIBOR plus 150 basis points. Intercompany interest paid on these loans during 1993, 1992 and 1991 was approximately $328,000, $679,000 and $942,000, respectively.

The   Company  has  entered  into  certain  other  marketing  and administrative service agreements with affiliates in connection with the variable life and annuity policies it sells.

During 1993, 1992 and 1991, the Company assumption reinsured certain policies previously indemnity reinsured by the Company's affiliate, Merrill Lynch Life Insurance Company ("MLLIC"), and directly written by Family Life Insurance Company ("Family Life"), a former affiliate. These transactions resulted in the transfer of approximately $11,860,000, $2,000,000 and $19,200,000 of policy reserves during 1993, 1992 and 1991, respectively.

The fair value of the Company's payables to affiliates is estimated at carrying value. These borrowings are payable on demand and bear a variable interest rate based on LIBOR.

Total intercompany interest paid was $397,000, $801,000 and $1,193,000 for 1993, 1992 and 1991, respectively.


NOTE 5:  STOCKHOLDER'S EQUITY AND STATUTORY REGULATIONS

At  December  31,  1993  and 1992, $30,125,000  and  $56,862,000,
respectively, of retained earnings was available for distribution to MLIG. Notice of intention to declare a dividend must be filed with the New York Superintendent of Insurance who may disallow the payment. No dividends were declared or paid during 1993, 1992 and 1991. Statutory capital and surplus at December 31, 1993 and 1992, was $57,333,000 and $59,062,000, respectively.

During   1991,  MLIG  contributed  capital  to  the  Company   of
$26,717,000 to support the underwriting of additional insurance premiums and deposits. No capital contributions were made during 1993 and 1992.

Applicable  insurance  department regulations  require  that  the
Company report its accounts in accordance with statutory accounting practices. Statutory accounting practices primarily differ from the principles utilized in these financial statements by charging policy acquisition costs to expense as incurred, establishing future policy benefit reserves using different actuarial assumptions, not providing for deferred taxes and valuing securities on a different basis. The Company's statutory net income for the years ended December 31, 1993, 1992 and 1991 was $6,515,000, $10,167,000 and $5,809,000, respectively.

The National Association of Insurance Commissioners ("NAIC") has developed and implemented, effective December 31, 1993, the Risk Based Capital ("RBC") adequacy monitoring system. The RBC calculates the amount of adjusted capital which a life insurance company should have based upon that company's risk profile. The NAIC has established four different levels of regulatory action with respect to the RBC adequacy monitoring system. Each of these levels may be triggered if an insurer's total adjusted capital is less than a corresponding level of RBC. These levels are as follows:

   For companies with capital levels which are below 100% of the basic RBC level (company action level) calculated for that company, the company must submit to the domiciliary insurance commissioner, and implement, an approved plan to increase adjusted capital to at least 100% of the basic RBC.

   For companies with capital levels which are below 75% of the basic RBC level calculated for that company, an examination of the company will be conducted by the domiciliary insurance department and as a result of the findings of the examination, corrective orders may be issued.

   For companies with capital levels which are below 50% of the basic RBC level (authorized control level) calculated for that company, the domiciliary insurance commissioner will have the authority to place the company into conservatorship or liquidation.

   For companies with capital levels which are below 35% of the basic RBC level calculated for that company, the domiciliary insurance commissioner will be required to place the company into conservatorship or liquidation.

As  of December 31, 1993, based on the RBC formula, the Company's
total   adjusted  capital  level  was  245%  of  the  basic   RBC
level.


NOTE 6:  REINSURANCE AGREEMENTS

On December 31, 1990, the Company and an affiliate entered into a 100% reinsurance agreement with respect to all variable life policies issued by Monarch Life and sold through the Merrill Lynch retail network. As a result of the indemnity provisions of the agreement, the Company became obligated to reimburse Monarch Life for its net amount at risk with regard to the reinsured policies. At the date of acquisition, assets of approximately $65,000,000 supporting general account reserves, on a statutory accounting basis, were transferred from Monarch Life to the Company. This agreement provides for contingent ceding commission payments to Monarch Life dependent upon the lapse rate during the five years ending in 1995 and mortality experience during the ten years ending in 2000. To date, the Company has paid approximately $24,700,000 to Monarch Life under the terms of the agreement. As of December 31, 1993, the Company has accrued $870,000 for such payments.

On various dates during 1992 and 1991, the Company and an affiliate assumption reinsured substantially all such policies, wherever permitted by appropriate regulatory authorities. Upon assumption, the policy liabilities and the underlying assets of approximately $261,000,000 were transferred to the ML of New York Variable Life Separate Account ("Account"). As a result of the assumptions, the Company became directly obligated to the policyholders, rather than to Monarch Life. Certain contract owners of the reinsured policies elected to remain with Monarch Life as permitted under certain state insurance laws. Assets and liabilities of those policies not assumption reinsured by the Company or its affiliate have remained with Monarch Life. The Company and its affiliate have indemnified Monarch Life against its net amount at risk on such policies. As of December 31, 1993, approximately 23 life insurance policies with $2,820,000 life insurance in force remain under the indemnity reinsurance agreement.

During 1992, the Company, along with its affiliates, entered into an agreement with Monarch Life for the purchase, transfer or assignment of certain services and assets owned, licensed or leased by Monarch Life. Additionally, the Company along with its affiliates were allowed to actively solicit the employment of individuals employed by Monarch Life, who are required to service the Company's and its affiliates' variable life insurance policies and Monarch Life's variable life insurance policies. In consideration of this, the Company and its affiliate, MLLIC, transferred title to Monarch Life of certain telecommunications equipment owned by Merrill Lynch Insurance Group Services, Inc., an affiliate of the Company, with a net book value of $1,753,000. The Company agreed to service Monarch Life's variable life insurance policies for a period of five years at an annual rate of $100 per policy. Monarch Life has an option to terminate the service agreement upon proper notification.


NOTE  7: INTEREST RATE SWAP CONTRACTS

During   1992,  the  Company  terminated  all  outstanding   swap
contracts and recorded no net gains (losses) in connection with interest rate swap activity.


NOTE  8: COMMITMENTS AND CONTINGENCIES

State insurance laws generally require that all life insurers who are licensed to transact business within a state become members of the state's life insurance guaranty association. These associations have been established for the protection of policyholders from loss (within specified limits) as a result of the insolvency of an insurer. At the time an insolvency occurs, the guaranty association assesses the remaining members of the association an amount sufficient to satisfy the insolvent insurer's policyholder obligations (within specified limits). Based upon the public information available at this time, management believes the Company has no material financial obligations to state guaranty associations.

In the normal course of business, the Company is subject to various claims and assessments. Management believes the settlement of these matters would not have a material effect on the financial position or results of operations of the Company.

                           * * * * * *

                                    APPENDIX

The tables below are designed to show the impact of the Market Value Adjustment and withdrawal charge on a single premium of $10,000. Table 1 assumes the premium is allocated to a subaccount with a 10-year Guarantee Period with a guaranteed rate of interest of 5.25%. Table 2 assumes the premium is allocated to a subaccount with a 5-year Guarantee Period with a guaranteed rate of 4.5%. The Market Value Adjustments are based on interpolated current interest rates (defined in the Contract as "B") of 4%, 5.25% and 7.25% in the 10 year guarantee table and 4%, 4.5% and 6.5% in the 5 year guarantee table. The net subaccount values shown in the tables are the maximum amount available as cash withdrawals. Although the withdrawal charge is in each case a fixed percentage of the amount withdrawn, the amount of the charge for withdrawals made at the end of each year varies as a result of the Market Value Adjustment. Values shown in the tables have been rounded to the nearest dollar, and therefore the figures under the net subaccount value columns may not precisely equal amounts set forth in the subaccount value, plus the Market Value Adjustment, less the withdrawal charge columns.

                                    TABLE 1

                              ---------------------------------------------------------------------------------------------
                                     MARKET VALUE ADJUSTMENTS, WITHDRAWAL CHARGES AND NET SUBACCOUNT VALUE BASED ON
                                                         INTERPOLATED CURRENT INTEREST RATES OF:
                              ---------------------------------------------------------------------------------------------
                                      4.00%                               5.25%                               7.25%
- --------------------------------------------------------------------------------------------------------------------------------
   END OF                 MARKET      WITH-      NET SUB      MARKET      WITH-      NET SUB      MARKET      WITH-      NET SUB
   CERT.     SUB ACC.     VALUE       DRAWAL     ACCOUNT      VALUE       DRAWAL     ACCOUNT      VALUE       DRAWAL     ACCOUNT
    YEAR       VALUE     ADJUST.      CHARGE      VALUE      ADJUST.      CHARGE      VALUE      ADJUST.      CHARGE      VALUE
- --------------------------------------------------------------------------------------------------------------------------------
     1        10,525      1,161        299        11,387       -0-         269        10,256     (1,605)       228        8,692
     2        11,078      1,080        311        11,846       -0-         283        10,794     (1,514)       245        9,318
     3        11,659       989         324        12,324       -0-         298        11,361     (1,407)       262        9,990
     4        12,271       887         337        12,822       -0-         314        11,957     (1,281)       281       10,710
     5        12,915       773         350        13,339       -0-         330        12,585     (1,133)       301       11,481
     6        13,594       648         364        13,877       -0-         348        13,246      (963)        323       12,308
     7        14,307       508         379        14,437       -0-         366        13,941      (767)        346       13,194
     8        15,058       355         394        15,019       -0-         385        14,673      (543)        371       14,144
     9        15,849       187         314        15,721       -0-         311        15,538      (290)        305       15,254
     10       16,681       -0-         -0-        16,681       -0-         -0-        16,681       -0-         -0-       16,681
- -------------------------------------------------------------------------------------------------------------------------------

                                    TABLE 2

                              ---------------------------------------------------------------------------------------------
                                     MARKET VALUE ADJUSTMENTS, WITHDRAWAL CHARGES AND NET SUBACCOUNT VALUE BASED ON
                                                         INTERPOLATED CURRENT INTEREST RATES OF:
                              ---------------------------------------------------------------------------------------------
                                      4.00%                               4.50%                               6.50%
- ---------------------------------------------------------------------------------------------------------------------------------
   END OF                             WITH-      NET SUB      MARKET      WITH-      NET SUB      MARKET      WITH-      NET SUB
   CERT.     SUB ACC.  MARKET VALUE    DRAWAL    ACCOUNT      VALUE       DRAWAL     ACCOUNT      VALUE       DRAWAL     ACCOUNT
    YEAR       VALUE     ADJUST.      CHARGE      VALUE      ADJUST.      CHARGE      VALUE      ADJUST.      CHARGE      VALUE
- ---------------------------------------------------------------------------------------------------------------------------------
     1        10,450       198         234        10,414       -0-         230        10,220      (748)        214        9,489
     2        10,920       155         244        10,831       -0-         240        10,680      (591)        227       10,102
     3        11,412       108         253        11,266       -0-         251        11,161      (416)        242       10,754
     4        11,925        56         264        11,718       -0-         262        11,663      (219)        258       11,448
     5        12,462       -0-         -0-        12,462       -0-         -0-        12,462       -0-         -0-       12,462
- ---------------------------------------------------------------------------------------------------------------------------------

The formulas used in determining the amounts shown in the above tables are as follows:

                                                      Subaccount Value
                                                         1 + Current Interest Rate
(1) Net Subaccount Value =   Withdrawal Factor +   (  -------------------------------   ) n/365
                                                       1 + Guaranteed Interest Rate

(2) Withdrawal Charge = Net Subaccount Value X Withdrawal Factor


(3) Market Value Adjustment = Net        1 + Current Interest Rate
    Subaccount Value X             { 1- (-------------------------) n/365 }
                                        1 + Guaranteed Interest Rate

(4) Withdrawal Factor is the Lessor of:

     (a) Guaranteed Interest Rate
         ------------------------
                    2
                    or

     (b) 10% in Contract Year 1,
          9% in Contract Year 2,
          8% in Contract Year 3,
          7% in Contract Year 4,
          6% in Contract Year 5,
          5% in Contract Year 6,
          4% in Contract Year 7,
          3% in Contract Year 8,
          2% in Contract Year 9,
          1% in Contract Year 10,
          0% in Contract Year 11 and later

(5) "n" is the number of days remaining in the Guarantee Period of the subaccount, but not less than 365.

                                       A-2